EXHIBIT 99.1

Item 6.	Selected Financial Data

(In thousands, except ratios and per share data)	Five Years Ended September 29, 2007
	2007(a)(b)	2006(a)	2005(a)	2004(a)(c)	2003(a)
				(53 weeks)
Income Statement Data:
Net sales	$7,498,612	$5,152,729	$5,461,437	$5,077,471	$2,313,667
Gross profit(d)	592,730	297,083	751,317	611,838	249,363
Operating income(d)	237,191	11,105	458,351	385,968	137,605
Interest expense, net	118,542	38,965	42,632	48,419	30,726
Loss on early extinguishment of debt	26,463	—	—	—	—
Income (loss) from continuing operations before income taxes(d)	98,835	(26,626)	427,362	332,899	144,482
Income tax expense (benefit)(e)	47,319	1,573	147,543	127,142	37,870
Income (loss) from continuing operations(d)	51,516	(28,199)	279,819	205,757	106,612
Net income (loss)(d)	47,017	(34,232)	264,979	128,340	56,036
Ratio of earnings to fixed charges(f)	1.63x	(f )	7.69x	6.22x	4.37x

Per Common Share Data:(g)
Income (loss) from continuing operations	$0.77	$(0.42)	$4.20	$3.28	$2.59
Net income (loss)	0.71	(0.51)	3.98	2.05	1.36
Cash dividends	0.09	1.09	0.06	0.06	0.06
Book value	17.61	16.79	18.38	13.87	10.46

Balance Sheet Summary:
Working capital	$394,666	$528,837	$404,601	$383,726	$211,119
Total assets	3,774,236	2,426,868	2,511,903	2,245,989	1,257,484
Notes payable and current maturities of long-term debt	2,872	10,322	8,603	8,428	2,680
Long-term debt, less current maturities	1,318,558	554,876	518,863	535,866	415,965
Total stockholders’ equity	1,172,221	1,117,328	1,223,598	922,956	446,696

Cash Flow Summary:
Operating cash flow	$463,964	$30,382	$493,073	$272,404	$98,892
Depreciation and amortization(h)	204,903	135,133	134,944	113,788	74,187
Purchases of investment securities	125,045	318,266	305,458	—	—
Proceeds from sale or maturity of investment securities	208,676	490,764	—	—	—
Capital expenditures	172,323	143,882	116,588	79,642	53,574
Business acquisitions, net of equity consideration(b)(c)	1,102,069	—	—	272,097	4,499
Financing activities, net provided by (used in)	630,229	(38,750)	18,860	96,665	(39,767)

Other Data:
EBITDA(i)	$414,139	$138,273	$599,274	$486,268	$221,037

Key Indicators (as a percentage of net sales):
Gross profit(d)	7.9%	5.8%	13.8%	12.1%	10.8%
Selling, general and administrative expenses	4.7%	5.6%	5.4%	4.3%	4.8%
Operating income(d)	3.2%	0.2%	8.4%	7.6%	5.9%
Interest expense, net	1.6%	0.8%	0.8%	1.0%	1.3%
Income (loss) from continuing operations(d)	0.7%	(0.5)%	5.1%	4.1%	4.6%

(a)	In March 2008, the Company sold certain assets of its turkey business. We are reporting our operations with respect to this business as a discontinued operation for all periods presented.
(b)	The Company acquired Gold Kist Inc. on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material.
(c)	The Company acquired the ConAgra chicken division on November 23, 2003 for $635.2 million including the non-cash value of common stock issued of $357.5 million. The acquisition has been accounted for as a purchase and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.
(d)	Gross profit, operating income, income from continuing operations and net income include the following non-recurring recoveries and other unusual items for each of the fiscal years presented (in millions):

	2005	2004	2003
Effect on Gross Profit and Operating Income:
Non-recurring recoveries recall insurance	$—	$23.8	$—
Non-recurring recoveries for avian influenza	$—	$—	$26.6
Non-recurring recoveries for vitamin and methionine litigation	$—	$0.1	$19.9

Other income for litigation settlement	$11.7	$—	$—
Other income for vitamin and methionine litigation	$—	$0.9	$36.0

In addition, the Company estimates losses totaling $20.0 million related to an October 2002 product recall (excluding insurance recoveries) negatively affected gross profit and operating income in fiscal 2004.

(e)	Fiscal 2006 included income tax expense of $25.8 million associated with the restructuring of the Mexico operations and subsequent repatriation of foreign earnings under the American Jobs Creation Act of 2004. Fiscal 2003 included a non-cash tax benefit of $16.9 million associated with the reversal of a valuation allowance on net operating losses in the Company’s Mexico operations. Fiscal 2002 included a tax benefit of $11.9 million from changes in Mexican tax laws.
(f)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest. Earnings were inadequate to cover fixed charges by $30.9 million in fiscal 2006.
(g)	Historical per share amounts represent both basic and diluted and have been restated to give effect to a stock dividend issued on July 30, 1999. The stock reclassification on November 21, 2003 that resulted in the new common stock traded as PPC did not affect the number of shares outstanding.
(h)	Includes amortization of capitalized financing costs of approximately $6.6 million, $2.6 million, $2.3 million, $2.0 million and $1.5 million, in fiscal 2007, 2006, 2005, 2004 and 2003, respectively.
(i)	“EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results, to compare the performance of companies. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. A reconciliation of net income to EBITDA is as follows (in thousands):

	2007	2006	2005	2004	2003
Income (loss) from continuing operations	$51,516	$(28,199)	$279,819	$205,757	$106,612
Add:
Interest expense, net	118,542	38,965	42,632	48,419	30,726
Income tax expense (benefit)	47,319	1,573	147,543	127,142	18,910
Depreciation and amortization(h)	203,316	128,540	131,601	106,901	66,266
Minus:
Amortization of capitalized financing costs(h)	6,554	2,606	2,321	1,951	1,477

EBITDA	414,139	138,273	599,274	486,268	221,037
Add:
Loss on early extinguishment of debt	26,463	—	—	—	—

Adjusted EBITDA	$440,602	$138,273	$599,274	$486,268	$221,037

Note:	We have included EBITDA adjusted to exclude losses on early extinguishment of debt in fiscal 2007, as we believe investors may be interested in our EBITDA excluding this item as this is how our management analyzes EBITDA from continuing operations.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Description of the Company

The Company is the world’s largest chicken company and has one of the best known brand names in the chicken industry. In the U.S., we produce both prepared and fresh chicken. In Mexico and Puerto Rico, we exclusively produce fresh chicken. Through vertical integration we control the breeding, hatching and growing of chickens. Our products are sold to foodservice, retail and frozen entrée customers primarily through foodservice distributors, retailers and restaurants throughout the U.S. and Puerto Rico and in the northern and central regions of Mexico. We operate in two business segments and two geographical areas.

•	Recent Business Acquisition

On December 27, 2006, we acquired 88.9% of all outstanding common shares of Atlanta-based Gold Kist Inc. (“Gold Kist”). Gold Kist was the third-largest chicken company in the U.S., accounting for approximately 9% of all chicken produced domestically in recent years. On January 9, 2007, we acquired the remaining Gold Kist common shares, making Gold Kist a wholly owned subsidiary of Pilgrim’s Pride Corporation. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material.

We are in the process of fully integrating the operations of Gold Kist into the Company. We intend to do this as rapidly as possible without interrupting the business. We expect the acquisition and its integration will result in significant cost-saving opportunities and enhanced growth. We are currently implementing an optimization plan for all production and distribution facilities and determining and implementing a “best practice” approach across all operations.

•	Discontinued Business

In March 2008, the Company sold certain assets of its turkey business for $18.6 million. This business was composed of substantially all of our former turkey segment. The results of this business are included in Income (loss) from operation of discontinued business, net of tax for all periods presented. See Note L—Discontinued Business of the notes to our consolidated financial statements included elsewhere herein. Unless otherwise indicated, all amounts within Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations have been updated to reflect retroactive application of the Company’s turkey operations as a discontinued business.

•	Executive Summary

Overview. Focus and concern abroad over avian influenza significantly reduced international demand for chicken products during fiscal 2006 when compared to fiscal 2005, leading at times to higher inventory levels and contributing to lower overall market pricing. At the same time, industry production levels continued to increase, creating an oversupply situation and further weakening prices. During fiscal 2006, the average market pricing for chicken leg quarters and breast meat declined approximately 19.7% and 15.8%, respectively, from fiscal 2005. Additionally, our U.S. chicken sales volume for fiscal 2006 was 2.3% less than fiscal 2005 because of avian influenza concerns in the international markets.

The cost of corn, our primary feed ingredient, increased significantly from August 2006 to the date of this report.

In response to this challenging operating environment, we executed a multi-point plan designed to improve our competitive position:

•

First, we delayed one-half of our planned expansion in the Fresh Food Service Division of our Mayfield, Kentucky plant from July 2006 until September 2006, and the other half of this expansion from July 2006 until June 2007.

•

Second, beginning on July 1, 2006, we reduced our weekly slaughter rate by approximately 3%, which is equivalent to approximately 830,000 head per week. Beginning on January 1, 2007, we further reduced weekly slaughter to achieve a 5% year-over-year decline, which is equivalent to approximately 1.3 million head per week.

•

Third, we reduced our capital investments for fiscal 2006 to $144 million. Our original capital investment projection for the year had been in the range of $180-$200 million. We focused only on those projects we deemed critically necessary to our business or those in which our immediate investment was judged by us to be in our best long-term interests.

•	Fourth, we sharpened our focus on reducing costs and operating more efficiently.

Industry-wide production cutbacks implemented early in 2007 along with strong demand for our products created an improved pricing environment for our products in the last half of fiscal 2007 when compared to the same prior year period. This allowed the Company to return to profitability in spite of further increases in the cost of feed ingredients during fiscal 2007. During fiscal 2007, the average market pricing for chicken increased from the prior fiscal year. Additionally, our U.S. chicken sales volume in fiscal 2007 was 41.1% higher than fiscal 2006 due primarily to the Gold Kist acquisition.

We also experienced increased production and freight cost related to operational inefficiencies, labor shortages at several facilities and higher fuel costs. We believe the labor shortages are attributable in part to heightened publicity of governmental immigration enforcement efforts, ongoing Company compliance efforts and continued changes in the Company’s employment practices in light of recently published governmental best practices and the pending new labor hiring regulations.

Results. Net income for fiscal 2007 of $47.0 million is up $81.2 million from net loss of $34.2 million for fiscal 2006. This increase is primarily due to a 7.8% increase in our selling prices and an improvement in our product mix on top of a 34.7% increase in volume because of the Gold Kist acquisition, offset by the increased cost of sales, net interest charges and other costs described below.

Offsetting the price and volume improvements were the following:

•

In addition to the effects of the Gold Kist acquisition, cost of sales increased from fiscal 2006 to fiscal 2007 due in part to higher feed ingredient and fuel costs between the two periods, operational inefficiencies and labor shortages. Feed ingredients costs rose 38.2% and 31.3% in the U.S. and Mexico chicken divisions, respectively, due primarily to corn and soybean meal prices.

•	Net interest expense increased $79.6 million in fiscal 2007, when compared to fiscal 2006, due primarily to the financing of the Gold Kist acquisition.

•	We recognized $14.5 million and $12.0 million of losses on the early extinguishments of debt during the second and fourth quarters of fiscal 2007, respectively.

•	Business Environment

Profitability in the chicken industry is materially affected by the commodity prices of feed ingredients and chicken, which are determined by supply and demand factors. As a result, the chicken industry is subject to cyclical earnings fluctuations, which can be mitigated somewhat by:

•	Business strategy;

•	Product mix;

•	Sales and marketing plans; and

•	Operating efficiencies.

In an effort to reduce price volatility and to generate higher, more consistent profit margins, we have concentrated on the production and marketing of prepared foods products. Prepared foods products generally have higher profit margins than our other products. Also, the production and sale in the U.S. of prepared foods products reduces the impact of the costs of feed ingredients on our profitability. Feed ingredient purchases are the single largest component of our cost of sales, representing approximately 33.6% of our consolidated cost of sales in fiscal 2007. The production of feed ingredients is positively or negatively affected primarily by weather patterns throughout the world, the global level of supply inventories and demand for feed ingredients, and the agricultural policies of the U.S. and foreign governments. The cost of corn and soybean meal, our primary feed ingredients, increased significantly from August 2006 until the date of this report, and there can be no assurance that the price of corn or soybean meal will not continue to rise as a result of, among other things, increasing demand for these products around the world and alternative uses of these products, such as ethanol and biodiesel production. As further processing is performed, feed ingredient costs become a decreasing percentage of a product’s total production cost, thereby reducing their impact on our profitability. Products sold in this form enable us to charge a premium, reduce the impact of feed ingredient costs on our profitability and improve and stabilize our profit margins.

As a significant portion of the U.S. chicken production is exported, the commodity prices of chicken can be, and in recent periods have been, adversely affected by disruptions in chicken export markets. These disruptions are often caused by restrictions on imports of U.S.-produced chicken products imposed by foreign governments for a variety of reasons, including the protection of their domestic chicken producers and allegations of consumer health issues. For example, Russia, China and Japan have restricted the importation of U.S.-produced chicken for both of these reasons in recent periods. In addition, as described above, in fiscal 2006, focus and concern abroad over avian influenza significantly reduced international demand for chicken products. In July 2003, the U.S. and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the U.S. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate was reduced on January 1, 2007 to 19.8% and is scheduled to be reduced so that the final tariff rate at January 1, 2008 will be zero. The tariff was imposed due to concerns that the duty-free importation of such products as provided by the North American Free Trade Agreement would injure Mexico’s chicken industry. As such tariffs are reduced, we expect greater amounts of chicken to be imported into Mexico from the U.S., which could negatively affect the profitability of Mexican chicken producers, including our Mexico operations. Because these disruptions in chicken export markets are often political, no assurances can be given as to when the existing disruptions will be alleviated or that new ones will not arise.

In October 2007, Mexico’s legislative bodies enacted La Ley del Impuesto Empresarial a Tasa Única (“IETU”), a new minimum corporation tax, which will be assessed on companies doing business in Mexico beginning January 1, 2008. We are currently evaluating the anticipated impact that IETU will have on our business and operating results and there can be no assurance that IETU will not have a material adverse effect on our financial results.

•	Business Segments

Subsequent to the sale of our turkey operations, we operate in two reportable business segments as (1) a producer and seller of chicken products and (2) a seller of other products. Our chicken segment includes sales of chicken products we produce and purchase for resale in the U.S., including Puerto Rico, and Mexico. Our chicken segment conducts separate operations in the U.S., Puerto Rico and Mexico and is reported as two separate geographical areas. Substantially all of the assets and operations of the fiscal 2007 acquisition are included in our U.S. chicken segment since the date of acquisition.

Our other products segment includes distribution of products other than chicken that are purchased from third parties and sold to independent grocers and quick service restaurants. Also included in this category are sales of table eggs, feed, protein products, live hogs and other items, some of which are produced or raised by the Company.

Inter-area sales and inter-segment sales, which are not material, are accounted for at prices comparable to normal trade customer sales. Corporate expenses are allocated to Mexico based upon various apportionment methods for specific expenditures incurred related thereto with the remaining amounts allocated to the U.S. portions of the segments based on number of employees.

Assets associated with our corporate functions, including cash and cash equivalents and investments in available for sale securities, are included in our chicken segment.

Selling, general and administrative expenses related to our distribution centers are allocated based on the proportion of net sales to the particular segment to which the product sales relate.

Depreciation and amortization, total assets and capital expenditures of our distribution centers are included in our chicken segment based on the primary focus of the centers.

The following table presents certain information regarding our segments:

	Fiscal Year Ended
	September 29, 2007(a)	September 30, 2006	October 1, 2005
	(In thousands)
Net Sales to Customers:
Chicken:
United States	$6,328,354	$4,098,403	$4,411,269
Mexico	488,466	418,745	403,353

Sub-total	6,816,820	4,517,148	4,814,622
Other Products:
United States	661,115	618,575	626,056
Mexico	20,677	17,006	20,759

Sub-total	681,792	635,581	646,815

Total	$7,498,612	$5,152,729	$5,461,437

Operating Income (Loss):
Chicken:
United States	$192,447	$28,619	$405,662
Mexico	13,116	(17,960)	39,809

Sub-total	205,563	10,659	445,471
Other Products:
United States	28,636	(1,192)	8,250
Mexico	2,992	1,638	4,630

Sub-total	31,628	446	12,880

Total	$237,191	$11,105	$458,351

Depreciation and Amortization:(b)(c)
Chicken:
United States	$183,808	$109,346	$114,131
Mexico	11,015	11,305	12,085

Sub-total	194,823	120,651	126,216
Other Products:
United States	8,278	7,743	5,196
Mexico	215	146	189

Sub-total	8,493	7,889	5,385

Total	$203,316	$128,540	$131,601

Total Assets:(d)
Chicken:
United States	$3,247,812	$1,909,129	$2,075,925
Mexico	348,894	361,887	287,414

Sub-total	3,596,706	2,271,016	2,363,339
Other Products:
United States	104,644	89,447	85,581
Mexico	4,120	1,660	2,010

Sub-total	108,764	91,107	87,591

Total	$3,705,470	$2,362,123	$2,450,930

Capital Expenditures (excluding acquisition):(e)
Chicken:
United States	$164,449	$133,106	$102,470
Mexico	1,633	6,536	4,924

Sub-total	166,082	139,642	107,394
Other Products:
United States	5,699	3,567	5,448
Mexico	40	416	142

Sub-total	5,739	3,983	5,590

Total	$171,821	$143,625	$112,984

(a)	The Company acquired Gold Kist on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material.
(b)	Includes amortization of capitalized financing costs of approximately $6.6 million, $2.6 million and $2.3 million in fiscal 2007, 2006 and 2005, respectively, and amortization of intangible assets of approximately $6.3 million in fiscal 2007.
(c)	Excludes depreciation costs incurred by our discontinued turkey business of $1.6 million, $6.6 million and $3.3 million during fiscal 2007, 2006 and 2005, respectively.
(d)	Excludes total assets of our discontinued turkey business of $68.8 million at September 29 2007, $64.7 million at September 30, 2006 and $61.0 million at October 1, 2005.
(e)	Excludes capital expenditures incurred by our discontinued turkey business of $0.5 million, $0.3 million and $3.6 million during fiscal 2007, 2006 and 2005, respectively.

The following table presents certain items as a percentage of net sales for the periods indicated:

	Fiscal Year Ended
	September 29, 2007	September 30, 2006	October 1, 2005
Net sales	100.0%	100.0%	100.0%
Cost and Expenses
Cost of sales	92.1%	94.2%	86.2%
Gross profit	7.9%	5.8%	13.8%
Selling, general and administrative (“SG&A”) expense	4.7%	5.6%	5.4%
Operating income	3.2%	0.2%	8.4%
Interest expense, net	1.6%	0.8%	0.8%
Income (loss) from continuing operations before income taxes	1.3%	(0.5)%	7.8%
Income (loss) from continuing operations	0.7%	(0.5)%	5.1%

All percentage of net sales ratios and percentage change ratios reported in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations are calculated from the face of the Consolidated Financial Statements included elsewhere herein.

Results of Operations

Fiscal 2007 Compared to Fiscal 2006

Net Sales. Net sales for fiscal 2007 increased $2,345.9 million, or 45.5%, over fiscal 2006. The following table provides additional information regarding net sales (dollars in millions):

Source	Fiscal Year Ended September 29, 2007	Change from Fiscal 2006	Percentage Change
Chicken:
United States	$6,328.3	$2,229.9	54.4	% (a)
Mexico	488.5	69.8	16.7	% (b)

	6,816.8	2,299.7	50.9%

Other products:
United States	661.1	42.5	6.9	% (c)
Mexico	20.7	3.7	21.6	% (d)

	681.8	46.2	7.3%

Net Sales	$7,498.6	$2,345.9	45.5%

(a)	U.S. chicken sales increased primarily as the result of a 41.1% increase in volume due to the acquisition of Gold Kist on December 27, 2006, increases in the average selling prices of chicken and, for legacy Pilgrim’s Pride products, an improved product mix containing more higher-margin, value-added products.
(b)	Mexico chicken sales increased compared to fiscal year 2006, due primarily to increases in production and a 21.2% increase in pricing per pound sold.
(c)	U.S. sales of other products increased primarily due to the acquisition of Gold Kist on December 27, 2006 and improved pricing from rendering operations.
(d)	Mexico other products sales increased due to increased sales volumes of and increased sales prices for commercial feed.

Gross Profit. Gross profit for fiscal 2007 increased $295.7 million, or 99.5%, over fiscal 2006. The following table provides gross profit information (dollars in millions):

Components	Fiscal Year Ended September 29, 2007	Change from Fiscal 2006	Percentage Change	Percentage of Net Sales Fiscal 2007	Percentage of Net Sales Fiscal 2006
Net sales	$7,498.6	$2,345.9	45.5%	100.0%	100.0%
Cost of sales	6,905.9	2,050.2	42.2%	92.1%	94.2	% (a)

Gross profit	$592.7	$295.7	99.5%	7.9%	5.8	% (b)

(a)	Cost of sales in the U.S. operations increased $2,007.7 million due primarily to the acquisition of Gold Kist and increased quantities and costs of energy and feed ingredients. We also experienced in fiscal 2007, and continue to experience, increased production and freight costs related to operational inefficiencies, labor shortages at several facilities and higher fuel costs. We believe the labor shortages are attributable in part to heightened publicity of governmental immigration enforcement efforts, ongoing Company compliance efforts and continued changes in the Company’s employment practices in light of recently published governmental best practices and the pending new labor hiring regulations. Cost of sales in our Mexico operations increased $42.5 million primarily due to increased feed ingredient cost.
(b)	Gross profit as a percent of net sales improved 2.1 percentage points due to sales prices in the industry increasing in response to the increased cost of feed ingredients.

Operating Income. Operating income for fiscal 2007 compared to fiscal 2006 increased $226.1 million, or 2,035.9%, as described in the following table (dollars in millions):

Source	Fiscal Year Ended September 29, 2007	Change from Fiscal 2006	Percentage Change
Chicken:
United States	$192.5	$163.9	572.4%
Mexico	13.1	31.0	173.0%

	205.6	194.9	1,828.5%

Other Products:
United States	28.6	29.8	2,502.3%
Mexico	3.0	1.4	82.7%

	31.6	31.2	6,991.5%

Operating Income	$237.2	$226.1	2,035.9%

Components	Fiscal Year Ended September 29, 2007	Change from Fiscal 2006	Percentage Change	Percentage of Net Sales Fiscal 2007	Percentage of Net Sales Fiscal 2006
Gross profit	$592.7	$295.7	99.5%	7.9%	5.8%
SG&A expense	355.5	69.6	24.3%	4.7%	5.6	% (a)

Operating income	$237.2	$226.1	2,035.9%	3.2%	0.2	% (b)

(a)	Selling, general and administrative expense increased due primarily to the acquisition of Gold Kist.
(b)	The increase in operating income when compared to fiscal 2006 is due primarily to the acquisition of Gold Kist, increases in the average selling prices of chicken, improved product mix and a reduction of selling, general and administrative expenses as a percentage of net sales, offset by increased production and freight costs and the other factors described above.

Interest Expense. Consolidated interest expense increased 151.3% to $123.2 million in fiscal 2007, when compared to $49.0 million for fiscal 2006, due primarily to increased borrowing for the acquisition of Gold Kist.

Interest Income. Interest income decreased 53.8% to $4.6 million in fiscal 2007, compared to $10.0 million in fiscal 2006, due to lower investment balances.

Loss on Early Extinguishment of Debt. During fiscal 2007, the Company recognized loss on early extinguishment of debt of $26.4 million, which included premiums of $16.9 million along with unamortized loan costs of $9.5 million. These losses related to the redemption of $77.5 million of our 9 1/4% Senior Subordinated Notes due 2013 and all of our 9 5/8% Senior Notes due 2011.

Income Tax Expense. Consolidated income tax expense in fiscal 2007 was $47.3 million, compared to tax benefit of $1.6 million in fiscal 2006. The increase in consolidated income tax expense is the result of the pretax earnings in fiscal 2007 versus pre-tax loss in the U.S. and Mexico in 2006 and an increase in tax contingency reserves. In addition, fiscal 2006 included income tax expense of $25.8 million for the restructuring of the Mexico operations and subsequent repatriation of earnings from Mexico under the American Jobs Creation Act of 2004, and a $10.6 million benefit from a change in an estimate, both of which are described in Note A to the Consolidated Financial Statements.

Loss from operation of discontinued business. The Company incurred a loss from the operation of its discontinued turkey business of $7.2 million ($4.5 million, net of tax) during fiscal 2007 compared to $9.7 million ($6.0 million, net of tax) during fiscal 2006. Net sales generated by the discontinued turkey business in fiscal 2007 and 2006 were $100.0 million and $82.8 million, respectively.

Fiscal 2006 Compared to Fiscal 2005

Net Sales. Net sales for fiscal 2006 decreased $308.7 million, or 5.7%, when compared to fiscal 2005. The following table provides additional information regarding net sales (dollars in millions):

Source	Fiscal Year Ended September 30, 2006	Change from Fiscal 2005	Percentage Change
Chicken:
United States	$4,098.4	$(312.9)	(7.1	)% (a)
Mexico	418.7	15.4	3.8	% (b)

	4,517.1	(297.5)	(6.2)%

Other Products:
United States	618.6	(7.5)	(1.2	)% (c)
Mexico	17.0	(3.7)	(18.1	)% (d)

	635.6	(11.2)	(1.7)%

Net Sales	$5,152.7	$(308.7)	(5.7)%

(a)	U.S. chicken sales declined primarily due to 15.8% lower breast meat prices and 19.7% lower leg quarter prices and 2.3% reduction in volume.
(b)	Mexico chicken sales increased compared to fiscal year 2005, due primarily to increases in production, partially offset by a 9.1% decrease in pricing per pound sold.
(c)	U.S. sales of other products decreased primarily due to the divesture of certain distribution centers whose sales included a large volume of products other than chicken.
(d)	Mexico other products sales decreased due to reduced sales volumes of commercial feed.

Gross Profit. Gross profit for fiscal 2006 decreased $454.2 million, or 60.5%, over fiscal 2005. The following table provides gross profit information (dollars in millions):

Components	Fiscal Year Ended September 30, 2006	Change from Fiscal 2005	Percentage Change	Percentage of Net Sales Fiscal 2006	Percentage of Net Sales Fiscal 2005
Net sales	$5,152.7	$(308.7)	(5.7)%	100.0%	100.0%
Cost of sales	4,855.6	145.5	3.1%	94.2%	86.2	%(a)

Gross profit	$297.1	$(454.2)	(60.5)%	5.8%	13.8%

(a)	Cost of sales in the U.S. operations increased $74.6 million due primarily to increased energy and packaging costs. Cost of sales in our Mexico operations increased $70.9 million primarily due to a 9.7% increase in production volumes.

Operating Income. Operating income for fiscal 2006 compared to fiscal 2005 decreased $447.2 million, or 97.6%, as described in the following table (dollars in millions):

Source	Fiscal Year Ended September 30, 2006	Change from Fiscal 2005	Percentage Change
Chicken:
United States	$28.6	$(377.1)	(92.9)%
Mexico	(17.9)	(57.7)	(145.0)%

	10.7	(434.8)	(97.6)%

Other Products:
United States	(1.2)	(9.4)	(114.4)%
Mexico	1.6	(3.0)	(64.6)%

	0.4	(12.4)	(96.5)%

Operating Income	$11.1	$(447.2)	(97.6)%

Components	Fiscal Year Ended September 30, 2006	Change from Fiscal 2005	Percentage Change	Percentage of Net Sales Fiscal 2006	Percentage of Net Sales Fiscal 2005
Gross profit	$297.1	$(454.2)	(60.5)%	5.8%	13.8%
SG&A expense	286.0	(7.0)	(2.4)%	5.6%	5.4	%(a)

Operating income	$11.1	$(447.2)	(97.6)%	0.2%	8.4	%(b)

(a)	Selling, general and administrative expense decreased due primarily to a decrease in costs associated with our profit-based retirement and compensation plans.
(b)	The decrease in operating income when compared to fiscal 2005 is due primarily to lower market pricing for chicken products, as well as increased costs for energy and packaging.

Interest Expense. Consolidated interest expense increased 0.2% to $49.0 million in fiscal 2006, when compared to $48.3 million for fiscal 2005, due primarily to higher average outstanding debt balances experienced in the fiscal year.

Interest Income. Interest income increased 77.7% to $10.0 million in fiscal 2006, compared to $5.7 million in fiscal 2005, due to higher average investment balances and slightly higher rates.

Income Tax Expense. Consolidated income tax expense in fiscal 2006 was $1.6 million compared to $147.5 million in fiscal 2005. The decrease in consolidated income tax expense is the result of the pretax loss in fiscal 2006 versus significant earnings in the U.S. and Mexico in fiscal 2005. In addition, fiscal 2006 included income tax expense of $25.8 million for the restructuring of the Mexico operations and subsequent repatriation of earnings from Mexico under the American Jobs Creation Act of 2004, and a $10.6 million benefit from a change in an estimate, both of which are described in Note A to the Consolidated Financial Statements.

Loss from operation of discontinued business. The Company incurred a loss from the operation of its discontinued turkey business of $9.7 million ($6.0 million, net of tax) during fiscal 2006 compared to $23.8 million ($14.8 million, net of tax) during fiscal 2005. Net sales generated by the discontinued turkey business in fiscal 2006 and 2005 were $82.8 million and $204.8 million, respectively.

Liquidity and Capital Resources

The following table presents our available sources of liquidity as of September 29, 2007.

Source of Liquidity	Facility Amount	Amount Outstanding	Available
	(in millions)
Cash and cash equivalents	$—	$—	$66.2
Investments in available-for-sale securities	—	—	8.2
Debt facilities:
Revolving credit facilities	350.0	26.3	238.8	(a)
Revolving/term facility	550.0	—	550.0
Receivables purchase agreement	300.0	300.0	—

(a)	At September 29, 2007, the Company had $84.9 million in letters of credit outstanding relating to normal business transactions.

In September 2006, the Company entered into an amended and restated revolver/term credit agreement with a maturity date of September 21, 2016. At September 29, 2007, this revolver/term credit agreement provides for an aggregate commitment of $1.172 billion consisting of (i) a $550 million revolving/term loan commitment and (ii) $622.4 million in various term loans. At September 29, 2007, the Company had nothing outstanding under the revolver and $622.4 million outstanding in various term loans. The total credit facility is presently secured by certain fixed assets with a current availability of $550.0 million. From time to time, if certain conditions are satisfied, the Company has the right to increase the revolving/term loan commitment and term loan commitment to a total maximum amount of $1.0 billion and $750 million, respectively. Borrowings under the revolving/term loan commitment are available on a revolving basis until September 21, 2011 at which time the outstanding borrowings will be converted to a term loan maturing on September 21, 2016. The fixed rate term loans bear interest at rates ranging from 6.84% to 7.06%. The voluntary converted loans bear interest at rates ranging from LIBOR plus 1.0%-2.0%, depending upon the Company’s total debt to capitalization ratio. The floating rate term loans bear interest at LIBOR plus 1.50%-1.75% based on the ratio of the Company’s debt to EBITDA, as defined in the agreement. The revolving/term loans provide for interest rates ranging from LIBOR plus 1.0%-2.0%, depending upon the Company’s total debt to capitalization ratio. Revolving/term loans converted to term loans on September 21, 2011 will be payable in equal quarterly principal payments of 10% per annum of the original principal amount beginning the calendar quarter following the conversion date with the remaining balance due on the maturity date. Of the term loans outstanding, $208.7 million must be repaid in equal quarterly principal payments of 1% per annum of the original principal amount with the remaining balance due on the maturity date. All borrowings are subject to the availability of eligible collateral and no material adverse change provisions. Commitment fees charged on the unused balance of this facility range from 0.20% to 0.40%, depending upon the Company’s total debt to capitalization ratio. One-half of the outstanding obligations under the domestic revolving credit facility are guaranteed by Pilgrim Interests, Ltd., an entity related to our Senior Chairman, Lonnie “Bo” Pilgrim.

On December 15, 2006, the Company borrowed $100 million at 6.84% under our revolver/term credit agreement and used substantially all of the funds to repay, in full, term loans payable to an insurance company under a note purchase agreement maturing in 2012 and 2013.

In January 2007, the Company borrowed (1) $780 million under our revolver/term credit agreement and (2) $450 million under our bridge loan agreement to fund the Gold Kist acquisition. On January 24, 2007, the Company closed on the sale of $400 million of 7 5/8% Senior Notes due 2015 (the “Senior Notes”) and $250 million of 8 3/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes”), sold at par. Interest is payable on May 1 and November 1 of each year, beginning November 1, 2007. We may redeem all or part of the Senior Notes on or after May 1, 2011. We may redeem all or part of the Subordinated Notes on or after May 1, 2012. Before May 1, 2010, we also may redeem up to 35% of the aggregate principal amount of each of the Senior Notes and the Subordinated Notes with the proceeds of certain equity offerings. Each of these optional redemptions is at a premium as described in the indentures under which the notes were issued. The proceeds from the sale of the notes, after underwriting discounts, were used to (1) retire the loans outstanding under our bridge loan agreement, (2) repurchase $77.5 million of the Company’s 9 1/4% Senior Subordinated Notes due 2013 at a premium of $7.4 million plus accrued interest of $1.3 million and (3) reduce outstanding revolving loans under our revolver/term credit agreement. Loss on early extinguishment of debt includes the $7.4 million premium along with unamortized loan costs of $7.1 million related to the retirement of these Notes.

On September 21, 2007, the Company redeemed all of its 9 5/8% Senior Notes due 2011 at a total cost of $307.5 million. To fund a portion of the aggregate redemption price, the Company sold $300 million of trade receivables under its Receivables Purchase Agreement. Loss on early extinguishment of debt includes the $9.5 million premium along with unamortized loan costs of $2.5 million related to the retirement of these Notes.

As of September 29, 2007, we had a $300.0 million commitment under a domestic revolving credit facility that provides for interest rates ranging from LIBOR plus 0.75-1.75%, depending upon our total debt to capitalization ratio. From time to time, if certain conditions are satisfied, the Company has the right to increase the revolving commitment to a total maximum amount of $450 million. At September 29, 2007, $215.1 million was available for borrowing under the domestic revolving credit facility. Borrowings against this facility are subject to the availability of eligible collateral and no material adverse change provisions. The obligations under this facility are secured by domestic chicken inventories. Commitment fees charged on the unused balance of this facility range from 0.175% to 0.35%, depending upon the Company’s total debt to capitalization ratio. One-half of the outstanding obligations under the domestic revolving credit facility are guaranteed by Pilgrim Interests, Ltd., an entity related to our Senior Chairman, Lonnie “Bo” Pilgrim.

On September 25, 2006, a subsidiary of the Company, Avícola Pilgrim’s Pride de México, S. de R.L. de C.V. (the “Borrower”), entered into a secured revolving credit agreement of up to $75 million with a final maturity date of September 25, 2011. In March 2007, the Borrower elected to reduce the commitment under this agreement to approximately $50 million. Outstanding amounts bear interest at rates ranging from the higher of the Prime Rate or Federal Funds Effective Rate plus 0.5%; LIBOR plus 1.25%-2.75%; or TIIE plus 1.05%-2.55% depending on the loan designation. Obligations under this agreement are secured by a security interest in and lien upon all capital stock and other equity interests of the Company’s Mexican subsidiaries. All the obligations of the Borrower are secured by unconditional guaranty by the Company. At September 29, 2007, $26.3 million was outstanding and approximately $23.7 million was available for borrowings. All borrowings are subject to no material adverse effect provisions.

We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value of assets at the end of the term of the lease. The terms of the lease maturities range from one to seven years. We estimate the maximum potential amount of the residual value guarantees is approximately $21.1 million; however, the actual amount would be offset by any recoverable amount based on the fair market value of the underlying leased assets. No liability has been recorded related to this contingency as the likelihood of payments under these guarantees is not considered to be probable and the fair value of the guarantees is immaterial. We historically have not experienced significant payments under similar residual guarantees.

At September 29, 2007, our working capital decreased to $394.7 million and our current ratio decreased to 1.44 to 1, compared with working capital of $528.8 million and a current ratio of 1.92 to 1 at September 30, 2006, primarily due to lower cash balances and receivables and higher accounts payable and accrued liabilities, partially offset by increased inventories.

Trade accounts and other receivables were $113.5 million at September 29, 2007, compared to $252.8 million at September 30, 2006. The $139.3 million, or 55.1%, decrease in trade accounts and other receivables was primarily due to the September 2007 sale of $300.0 million trade receivables under the Receivables Purchase Agreement, partially offset by receivables obtained from the Gold Kist acquisition.

Inventories were $925.3 million at September 29, 2007, compared to $548.2 million at September 30, 2006. The $377.2 million, or 68.8%, increase in inventories was primarily due to the Gold Kist acquisition and increased product costs in finished chicken products and live inventories as a result of higher feed ingredient costs.

Accounts payable increased $108.9 million, or 37.6%, to $398.5 million at September 29, 2007, compared to $289.6 million at September 30, 2006. The increase was primarily due to the Gold Kist acquisition and higher feed ingredient costs.

Accrued liabilities increased $228.4 million, or 85.0%, to $497.3 million compared to $268.8 million at September 30, 2006. This increase is due primarily to the Gold Kist acquisition.

As permitted under accounting principles generally accepted in the United States, the Company has not segregated cash flows related to its discontinued turkey business, and management does not believe these cash flows have been material to the consolidated cash flows as a whole. Cash flows provided by operating activities were $464.0 million and $30.4 million for fiscal 2007 and 2006, respectively. The increase in cash flows provided by operating activities for fiscal 2007 when compared to fiscal 2006 was primarily due to increased net income and lower receivables.

Cash flows provided by (used in) investing activities were ($1.184) billion and $32.3 million for fiscal 2007 and 2006, respectively. Cash of $1.102 billion was used to acquire Gold Kist. Capital expenditures (excluding business acquisitions) of $172.3 million and $143.8 million for fiscal years 2007 and 2006, respectively, were primarily incurred to acquire and expand certain facilities, improve efficiencies, reduce costs and for the routine replacement of equipment. Cash was used to purchase investment securities of $125.0 million in fiscal 2007 and $318.3 million in fiscal 2006. Cash proceeds in fiscal 2007 from the sale or maturity of investment securities was $208.7 million. We anticipate spending approximately $290 million to $300 million in fiscal 2008 to improve efficiencies and for the routine replacement of equipment at our current operations. We expect to finance such expenditures with available cash and operating cash flows and existing revolving/term and revolving credit facilities.

Cash flows used in financing activities were $630.2 million and $38.8 million for the fiscal years 2007 and 2006, respectively. The increase in cash provided by financing activities for fiscal 2007, when compared to fiscal 2006, was attributable to proceeds received from long-term debt, including proceeds of $1.23 billion borrowed to fund the Gold Kist acquisition.

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. Among other considerations, we have not recorded a liability for any of these indemnities as, based upon the likelihood of payment, the fair value of such indemnities is immaterial.

Our loan agreements generally obligate us to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with or credit extended by such lender related to the loan, (ii) any tax, duty or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, some of our loan agreements contain a withholding tax provision that requires us to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law. These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation on the maximum additional amounts we could be obligated to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

Off-Balance Sheet Arrangements

On June 29, 1999, the Camp County Industrial Development Corporation issued $25.0 million of variable-rate environmental facilities revenue bonds supported by letters of credit obtained by us. We may draw from these proceeds over the construction period for new sewage and solid waste disposal facilities at a chicken by-products plant to be built in Camp County, Texas. We are not required to borrow the full amount of the proceeds from these revenue bonds. All amounts borrowed from these funds will be due in 2029. The revenue bonds are supported by letters of credit obtained by us under our revolving credit facilities which are secured by our domestic chicken inventories. The bonds will be recorded as debt of the Company if and when they are spent to fund construction.

In connection with the Receivables Purchase Agreement dated June 26, 1998, as amended, the Company sells, on a revolving basis, certain of its trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by the Company, which in turn sells a percentage ownership interest to third parties. As of September 29, 2007, $300.0 million in Pooled Receivables had been sold. During fiscal 2006 and 2005 there were no Pooled Receivables sold. The gross proceeds resulting from the sale are included in cash flows from operating activities in the Consolidated Statements of Cash Flows. Losses on these sales were immaterial.

Contractual Obligations

Contractual obligations at September 29, 2007 were as follows (dollars in millions):

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt(a)	$1,321.4	$2.9	$3.7	$29.3	$1,285.5
Guarantee fees	31.2	3.6	7.0	7.0	13.6
Operating leases	147.5	46.8	65.4	30.3	5.0
Purchase obligations	40.1	40.1	—	—	—

Total	$1,540.2	$93.4	$76.1	$66.6	$1,304.1

(a)	Excludes $84.9 million in letters of credit outstanding related to normal business transactions.

Critical Accounting Policies and Estimates

General. Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, customer programs and incentives, allowance for doubtful accounts, inventories, income taxes and product recall accounting. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition. Revenue is recognized upon shipment and transfer of ownership of the product to the customer and is recorded net of estimated incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged back to net sales in the period in which the facts that give rise to the revision become known.

Inventory. Live chicken inventories are stated at the lower of cost or market and breeder hens at the lower of cost, less accumulated amortization, or market. The costs associated with breeder hens are accumulated up to the production stage and amortized over their productive lives using the unit-of-production method. Finished chicken products, feed, eggs and other inventories are stated at the lower of cost (first-in, first-out method) or market. We record valuations and adjustments for our inventory and for estimated obsolescence at or equal to the difference between the cost of inventory and the estimated market value based upon known conditions affecting inventory obsolescence, including significantly aged products, discontinued product lines, or damaged or obsolete products. We allocate meat costs between our various finished chicken products based on a by-product costing technique that reduces the cost of the whole bird by estimated yields and amounts to be recovered for certain by-product parts. This primarily includes leg quarters, wings, tenders and offal, which are carried in inventory at the estimated recovery amounts, with the remaining amount being reflected as our breast meat cost. Generally, the Company performs an evaluation of whether any lower of cost or market adjustments are required at the segment level based on a number of factors, including: (i) pools of related inventory, (ii) product continuation or discontinuation, (iii) estimated market selling prices and (iv) expected distribution channels. If actual market conditions or other factors are less favorable than those projected by management, additional inventory adjustments may be required.

Property, Plant and Equipment. The Company records impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The impairment charge is determined based upon the amount the net book value of the assets exceeds their fair market value. In making these determinations, the Company utilizes certain assumptions, including, but not limited to: (i) future cash flows estimated to be generated by these assets, which are based on additional assumptions such as asset utilization, remaining length of service and estimated salvage values; (ii) estimated fair market value of the assets; and (iii) determinations with respect to the lowest level of cash flows relevant to the respective impairment test, generally groupings of related operational facilities.

Litigation and Contingent Liabilities. The Company is subject to lawsuits, investigations and other claims related to employment, environmental, product, and other matters, and is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, including legal defense costs, if any, for these contingencies is made when losses are determined to be probable and reasonably estimable and after considerable analysis of each individual issue. These reserves may change in the future due to favorable or adverse judgments, changes in the Company’s assumptions, the effectiveness of strategies or other factors beyond the Company’s control.

Accrued Self Insurance. Insurance expense for casualty claims and employee-related health care benefits are estimated using historical experience and actuarial estimates. Stop-loss coverage is maintained with third party insurers to limit the Company’s total exposure. Certain categories of claim liabilities are actuarially determined. The assumptions used to arrive at periodic expenses are reviewed regularly by management. However, actual expenses could differ from these estimates and could result in adjustments to be recognized.

Purchase Price Accounting. The Company allocates the total purchase price in connection with acquisitions to assets and liabilities based upon their estimated fair values. For property, plant and equipment and intangible assets other than goodwill, for significant acquisitions, the Company has historically relied upon the use of third party valuation experts to assist in the estimation of fair values. Historically, the carrying value of acquired accounts receivable, inventory and accounts payable have approximated their fair value as of the date of acquisition, though adjustments are made within purchase price accounting to the extent needed to record such assets and liabilities at fair value. With respect to accrued liabilities, the Company uses all available information to make its best estimate of the fair value of the acquired liabilities and, when necessary, may rely upon the use of third party actuarial experts to assist in the estimation of fair value for certain liabilities, primarily self-insurance accruals.

Income Taxes. The Company recognizes deferred tax assets and liabilities for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Taxes are provided for international subsidiaries based on the assumption that their earnings are indefinitely reinvested in foreign subsidiaries and as such deferred taxes are not provided for in U.S. income taxes that would be required in the event of distribution of these earnings. We also reduce deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We review the recoverability of any tax assets recorded on the balance sheet, primarily operating loss carryforwards, based on both historical and anticipated earnings levels of the individual operations and provide a valuation allowance when it is more likely than not that amounts will not be recovered.

The Company has reserves for taxes that may become payable in future years as a result of audits by tax authorities. Although the Company believes that the positions taken on previously filed tax returns are reasonable, it nevertheless has established tax reserves in recognition that various taxing authorities may challenge the positions taken by the Company resulting in additional liabilities for tax and interest. The tax reserves are reviewed as circumstances warrant and adjusted as events occur that affect the Company’s potential liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues, release of administrative guidance, or rendering of a court decision affecting a particular tax issue.

Item 8.	Financial Statements and Supplementary Data

The consolidated financial statements together with the report of our independent registered public accounting firm and financial statement schedule are included on pages 22 through 56 herein. Financial statement schedules other than those included herein have been omitted because the required information is contained in the consolidated financial statements or related notes, or such information is not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Pilgrim’s Pride Corporation

We have audited the accompanying consolidated balance sheets of Pilgrim’s Pride Corporation as of September 29, 2007 and September 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 29, 2007. Our audits also included the financial statement schedule appearing on page 56. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pilgrim’s Pride Corporation as of September 29, 2007 and September 30, 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 29, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pilgrim's Pride Corporation’s internal control over financial reporting as of September 29, 2007 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 13, 2007, expressed an unqualified opinion thereon.

Ernst & Young LLP

Dallas, Texas
November 13, 2007, except for Note L
as to which the date is May 9, 2008

Consolidated Balance Sheets

Pilgrim’s Pride Corporation

	September 29, 2007	September 30, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$66,168	$156,404
Investment in available-for-sale securities	8,153	21,246
Trade accounts and other receivables, less allowance for doubtful accounts	113,486	252,828
Inventories	925,340	548,174
Income taxes receivable	61,901	39,167
Current deferred taxes	8,095	7,288
Other current assets	47,959	32,480
Assets held for sale	15,534	—
Current assets of discontinued business	53,232	48,087

Total current assets	1,299,868	1,105,674
Investment in available-for-sale securities	46,035	115,375
Other assets	138,546	50,825
Goodwill	505,166	—
Property, plant and equipment:
Land	114,365	51,757
Buildings, machinery and equipment	2,366,418	1,678,616
Autos and trucks	59,489	57,066
Construction in progress	124,193	63,853

	2,664,465	1,851,292
Less accumulated depreciation	(879,844)	(712,956)

	1,784,621	1,138,336

Long-lived assets of discontinued business	—	16,658

	$3,774,236	$2,426,868

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$398,512	$289,613
Accrued expenses	497,262	268,830
Current maturities of long-term debt	2,872	10,322
Liabilities of discontinued business	6,556	8,072

Total current liabilities	905,202	576,837
Long-term debt, less current maturities	1,318,558	554,876
Deferred income taxes	326,570	175,869
Other long-term liabilities	51,685	1,958
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 authorized shares; none issued	—	—
Common stock, $.01 par value, 160,000,000 authorized shares; 66,555,733 issued and outstanding	665	665
Additional paid-in capital	469,779	469,779
Retained earnings	687,775	646,750
Accumulated other comprehensive income	14,002	134

Total stockholders’ equity	1,172,221	1,117,328

	$3,774,236	$2,426,868

See Notes to Consolidated Financial Statements

Consolidated Statements of Operations

Pilgrim’s Pride Corporation

	Three Years Ended September 29, 2007
	2007	2006	2005
	(In thousands, except per share data)
Net sales	$7,498,612	$5,152,729	$5,461,437
Cost of sales	6,905,882	4,855,646	4,710,120

Gross profit	592,730	297,083	751,317
Selling, general and administrative expenses	355,539	285,978	292,966

Operating income	237,191	11,105	458,351
Other expenses (income):
Interest expense	123,183	49,013	48,285
Interest income	(4,641)	(10,048)	(5,653)
Loss on early extinguishment of debt	26,463	—	—
Miscellaneous, net	(6,649)	(1,234)	(11,643)

	138,356	37,731	30,989

Income (loss) from continuing operations before income taxes	98,835	(26,626)	427,362
Income tax expense (benefit)	47,319	1,573	147,543

Income (loss) from continuing operations	51,516	(28,199)	279,819
Income (loss) from operation of discontinued business, net of tax	(4,499)	(6,033)	(14,840)

Net income (loss)	$47,017	$(34,232)	$264,979

Net income (loss) per common share—basic and diluted:
Continuing operations	$0.77	$(0.42)	$4.20
Discontinued operations	(0.06)	(0.09)	(0.22)

Net income (loss)	$0.71	$(0.51)	$3.98

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

Pilgrim’s Pride Corporation

	Shares of Common Stock	Total Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	(In thousands, except shares and per share data)
Balance at October 2, 2004	66,826,833	$668	$431,662	$492,542	($348)	($1,568)	$922,956
Sale of common stock	15,443,054	154	521,774				521,928
Purchase and retirement of common stock	(15,443,054)	(154)	(482,092)				(482,246)
Net income for year				264,979			264,979
Other comprehensive loss					(25)		(25)

Total comprehensive income							264,954
Cash dividends declared ($.06 per share)				(3,993)			(3,993)

Balance at October 1, 2005	66,826,833	668	471,344	753,527	(373)	(1,568)	1,223,598
Cancellation of Treasury Stock	(271,100)	(3)	(1,565)			1,568
Net loss for year				(34,232)			(34,232)
Other comprehensive income					507		507

Total comprehensive loss							(33,725)
Cash dividends declared ($1.09 per share)				(72,545)			(72,545)

Balance at September 30, 2006	66,555,733	665	469,779	646,750	134	—	1,117,328
Net income for year				47,017			47,017
Other comprehensive income					13,868		13,868

Total comprehensive income							60,885
Cash dividends declared ($.09 per share)				(5,992)			(5,992)

Balance at September 29, 2007	66,555,733	$665	$469,779	$687,775	$14,002	$—	$1,172,221

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

Pilgrim’s Pride Corporation

	Three Years Ended September 29, 2007
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$47,017	$(34,232)	$264,979
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	204,903	135,133	134,944
Non-cash loss on early extinguishment of debt	9,543	—	—
Asset impairment	—	3,767	—
(Gain) loss on property disposals	(446)	1,781	4,326
Deferred income taxes	83,884	20,455	2,247
Changes in operating assets and liabilities, net of the effect of business acquired
Accounts and other receivables	247,217	31,121	21,192
Income taxes (payable) receivable	5,570	(55,363)	(38,251)
Inventories	(129,645)	(58,612)	82,669
Prepaid expenses and other current assets	(2,981)	(6,594)	20,800
Accounts payable, and accrued expenses	(5,097)	(3,501)	(610)
Other	3,999	(3,573)	777

Cash provided by operating activities	463,964	30,382	493,073

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(172,323)	(143,882)	(116,588)
Purchase of investment securities	(125,045)	(318,266)	(305,458)
Proceeds from sale or maturity of investment securities	208,676	490,764	—
Business acquisition, net of cash acquired	(1,102,069)	—	—
Proceeds from property disposals	6,286	4,148	4,963
Other, net	—	(506)	(524)

Cash provided by (used in) investing activities	(1,184,475)	32,258	(417,607)

Cash flows from financing activities:
Proceeds from notes payable to banks	—	270,500	—
Repayments on notes payable to banks	—	(270,500)	—
Proceeds from long-term debt	751,255	74,683	—
Payments on long-term debt	(1,368,700)	(36,950)	(16,829)
Changes in cash management obligations	39,231	—	—
Purchases for retirement of common stock	—	—	(482,246)
Sale of common stock	—	—	521,928
Borrowing for acquisition	1,230,000	—	—
Equity and debt issue costs	(15,565)	(3,938)	—
Cash dividends paid	(5,992)	(72,545)	(3,993)

Cash provided by (used in) financing activities	630,229	(38,750)	18,860
Effect of exchange rate changes on cash and cash equivalents	46	(53)	76

(Decrease) increase in cash and cash equivalents	(90,236)	23,837	94,402
Cash and cash equivalents at beginning of year	156,404	132,567	38,165

Cash and cash equivalents at end of year	$66,168	$156,404	$132,567

Supplemental Disclosure Information:
Cash paid during the year for:
Interest (net of amount capitalized)	$104,394	$48,590	$46,945
Income taxes paid	$11,164	$37,813	$172,929

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pilgrim’s Pride Corporation (referred to herein as “the Company”, “we”, “us”, “our”, or similar terms) is the world’s largest chicken company. In the U.S., we produce both prepared and fresh chicken. In Mexico and Puerto Rico, we produce exclusively fresh chicken. Through vertical integration, we control the breeding, hatching and growing of chickens and the processing and preparation, packaging and sale of our product lines.

Our prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The Company also sells fresh chicken products to the foodservice and retail markets. Our fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts.

Accounting Adjustments and Reclassifications

During the fourth quarter of fiscal 2006, we recorded certain accounting adjustments (“Accounting Adjustments”) in our 2006 Consolidated Financial Statements. These Accounting Adjustments related to the accounting for the Pilgrim’s Pride Retirement Plan for Union Employees and certain post-employment benefit obligations in Mexico. These Accounting Adjustments resulted in a charge of $4.6 million, net of tax, in our Consolidated Statement of Operations that related to prior periods.

We believe these Accounting Adjustments, considered individually and in the aggregate, were not material to our Consolidated Financial Statements for the years ended September 30, 2006 or October 1, 2005. As a result, they were reflected as an adjustment in fiscal 2006 only. In making this assessment, we considered qualitative and quantitative factors, including the significant earnings we reported in fiscal 2005 and the impact of making these Accounting Adjustments in fiscal 2006, primarily based on their significance to other key financial measures and consideration of the trend of earnings for 2006 versus the prior periods presented.

Certain items in prior year financial statements have been reclassified to the current year’s presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of Pilgrim’s Pride Corporation and its majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

The Company reports on the basis of a 52/53-week fiscal year that ends on the Saturday closest to September 30. As a result, fiscal years 2007, 2006, and 2005 each had 52 weeks.

The financial statements of the Company’s Mexico subsidiaries are remeasured as if the U.S. dollar were the functional currency. Accordingly, we translate assets and liabilities, other than non-monetary assets, of the Mexico subsidiaries at current exchange rates. We translate non-monetary assets using the historical rates in effect on the date of acquisition. We translate income and expenses at average exchange rates in effect during the period. Foreign exchange gains or losses are separately stated as a component of “Other Expenses (Income)” in the Consolidated Statement of Operations.

Revenue Recognition

Revenue is recognized upon shipment and transfer of ownership of the product to the customer and is recorded net of estimated incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged back to net sales in the period in which the facts that give rise to the revision become known.

Shipping and Handling Costs

Costs associated with the products shipped to customers are recognized in cost of sales.

Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investment in Available-for-Sale Securities

The Company’s investments at September 29, 2007 are in debt and equity securities which are classified as available for sale and carried at market value. Investments are classified based on their underlying contractual maturity at date of purchase by the Company. Certain investments are held in trust as compensating balance arrangements for our insurance liability and are classified as long-term based on a maturity date greater than one year from the balance sheet date and management’s intention not to use such assets in the next twelve months. Available-for-sale investments with a remaining maturity date of one year or less from the balance sheet date are classified as current assets and those with a maturity date of greater than one year are classified as long-term assets based on management’s intention not to use such assets in the next twelve months. Investments in debt securities are primarily invested in municipal bonds. The average maturity period of the Company’s investments at September 29, 2007 was 1-3 years. All equity securities are classified as long-term. Approximately

$0.9 million, net of tax, in unrealized gains related to these investments at September 29, 2007 were recorded as accumulated other comprehensive income, a separate component of stockholders’ equity.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable at September 29, 2007 and September 30, 2006 approximated their fair values due to the short-term nature of these items. Long-term investments are adjusted to fair value on a monthly basis. The fair values of the Company’s long-term investments in available for sale securities was $46.0 million. See Note E for discussion of the fair value of the Company’s long-term debt.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, investment securities, and trade receivables. The Company’s cash equivalents are in high-quality securities placed with major banks and financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas.

With the exception of one customer that accounts for approximately 12.9% of accounts receivable at September 29, 2007 and 11.7% of net sales for fiscal 2007 primarily related to our chicken segment, the Company does not believe it has significant concentrations of credit risk in its accounts receivable, which are generally unsecured. Credit evaluations are performed on all significant customers and updated as circumstances dictate.

Inventories

Live chicken inventories are stated at the lower of cost or market and breeder hens at the lower of cost, less accumulated amortization, or market. The costs associated with breeder hens are accumulated up to the production stage and amortized over the productive lives using the unit-of-production method. Finished chicken products, feed, eggs and other inventories are stated at the lower of cost (first-in, first-out method) or market. We record valuations and adjustments for our inventory and for estimated obsolescence at or equal to the difference between the cost of inventory and the estimated market value based upon known conditions affecting the inventory’s obsolescence, including significantly aged products, discontinued product lines, or damaged or obsolete products. We allocate meat costs between our various finished chicken products based on a by-product costing technique that reduces the cost of the whole bird by estimated yields and amounts to be recovered for certain by-product parts, primarily including leg quarters, wings, tenders and offal, which are carried in inventory at the estimated recovery amounts, with the remaining amount being reflected as our breast meat cost. Generally, the Company performs an evaluation of whether any lower of cost or market adjustments are required at the segment level based on a number of factors, including: (i) pools of related inventory, (ii) product age, condition and continuation or discontinuation, (iii) estimated market selling prices and (iv) expected distribution channels. If actual market conditions or other factors are less favorable than those projected by management, additional inventory adjustments may be required.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, and repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of these assets. Depreciation expense from continuing operations was $203.3 million, $128.5 million and $131.6 million in fiscal 2007, 2006 and 2005, respectively. Estimated useful lives for building, machinery and equipment are 5 years to 33 years and for automobiles and trucks are 3 years to 10 years. The charge to income resulting from amortization of assets recorded under capital leases is included with depreciation expense.

The Company records impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The impairment charge is determined based upon the amount the net book value of the assets exceeds their fair market value. In making these determinations, the Company utilizes certain assumptions, including, but not limited to: (i) future cash flows estimates expected to be generated by these assets, which are based on additional assumptions such as asset utilization, remaining length of service and estimated salvage values; (ii) estimated fair market value of the assets; and (iii) determinations with respect to the lowest level of cash flows relevant to the respective impairment test, generally groupings of related operational facilities.

Accrued Expenses

The carrying values of accrued expenses were as follows:

	September 29, 2007	September 30, 2006
	(Dollars in thousands)
Compensation and benefits	$228,297	$139,997
Interest	49,063	5,275
Other	219,902	123,558

Accrued expenses	$497,262	$268,830

Purchase Price Accounting

The Company allocates the total purchase price in connection with acquisitions to assets and liabilities based upon their estimated fair values. For property, plant and equipment and intangible assets other than goodwill, for significant acquisitions, the Company has historically relied upon the use of third-party valuation experts to assist in the estimation of fair values. Historically, the carrying value of acquired accounts receivable, inventory and accounts payable have approximated their fair value as of the date of acquisition, though adjustments are made within purchase price accounting to the extent needed to record such assets and liabilities at fair value. With respect to accrued liabilities, the Company uses all available information to make its best estimate of the fair value of the acquired liabilities and, when necessary, may rely upon the use of third-party actuarial experts to assist in the estimation of fair value for certain liabilities, primarily pension and self-insurance accruals.

Litigation and Contingent Liabilities

The Company is subject to lawsuits, investigations and other claims related to employment, environmental, product, and other matters, and is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, including anticipated cost of defense, if any, for these contingencies is made when losses are determined to be probable and after considerable analysis of each individual issue. These reserves may change in the future due to changes in the Company’s assumptions, the effectiveness of strategies, or other factors beyond the Company’s control.

Accrued Self Insurance

Insurance expense for casualty claims and employee-related health care benefits are estimated using historical and current experience and actuarial estimates. Stop-loss coverage is maintained with third-party insurers to limit the Company’s total exposure. Certain categories of claim liabilities are actuarially determined. The assumption used to arrive at periodic expenses is reviewed regularly by management. However, actual expenses could differ from these estimates and could result in adjustments to be recognized.

Income Taxes

We recognize deferred tax assets and liabilities for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Taxes are provided for international subsidiaries based on the assumption that their earnings are indefinitely reinvested in foreign subsidiaries and as such deferred taxes are not provided for in U.S. income taxes that would be required in the event of distribution of these earnings. We also reduce deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We review the recoverability of any tax assets recorded on the balance sheet, primarily operating loss carryforwards, based on both historical and anticipated earnings levels of the individual operations and provide a valuation allowance when it is more likely than not that amounts will not be recovered.

As of September 29, 2007, the Company had reserves totaling $26.9 million for taxes that may become payable in future years as a result of audits by tax authorities. Although the Company believes that the positions taken on previously filed tax returns are reasonable, it nevertheless has established tax reserves in recognition that various taxing authorities may challenge the positions taken by the Company resulting in additional liabilities for tax and interest. The tax reserves are reviewed as circumstances warrant and adjusted as events occur that affect the Company’s potential liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues, release of administrative guidance, or rendering of a court decision affecting a particular tax issue.

Common Stock

Prior to November 21, 2003, the Company had two classes of authorized common stock, Class A common stock and Class B common stock. After the New York Stock Exchange closed on November 21, 2003, each share of Class A common stock and each share of Class B common stock was reclassified into one share of new common stock. The new common stock is our only class of authorized common stock. The new common stock is listed on the New York Stock Exchange under the symbol “PPC” and registered under the Securities Exchange Act of 1934.

Following the reclassification, our certificate of incorporation contains no provisions for Class A common stock or Class B common stock. In connection with the elimination of the dual class capital structure, our certificate of incorporation now authorizes 160 million shares of common stock instead of 100 million shares of Class A common stock and 60 million shares of Class B common stock.

Except as to voting rights, the rights of the new common stock are substantially identical to the rights of the Class A common stock and Class B common stock. Each share of common stock that was reclassified into our new common stock is generally entitled to cast twenty votes on all matters submitted to a vote of the stockholders until there is a change in the beneficial ownership of such share.

The reclassification had no significant effect on our Consolidated Financial Statements, as the combination of the Class A and Class B shares into a new class of common stock did not affect the overall shares of common stock outstanding. Prior year balances reflect this reclassification as if it had occurred as of the earliest period presented.

As of September 29, 2007, we estimate that approximately 26 million shares of our common stock carry 20 votes per share, of which 25.3 million shares are beneficially owned by our Senior Chairman, Lonnie “Bo” Pilgrim, or certain related entities.

Net Income (Loss) per Common Share

Net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding (basic and diluted) included herein were 66,555,733 in 2007, 2006 and 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pending Adoption of Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company must adopt this Interpretation in the first quarter of fiscal 2008. The Company has not completed its evaluation as to the impact that adoption will have on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, for some enterprises, the application of this Statement will change current practice. The Company must adopt SFAS No. 157 in the first quarter of fiscal 2009. Although the Company has not completed its evaluation as to the impact that adoption will have on its Consolidated Financial Statements, it currently believes the adoption of SFAS No. 157 will not require material modification of its fair value measurements and will be substantially limited to expanded disclosures in the notes to its Consolidated Financial Statements.

In January 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits an enterprise to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 will become effective for the Company in the first quarter of fiscal 2009. The Company is currently evaluating the impact that use of the fair value measurement option on its financial instruments and other applicable items would have on its Consolidated Financial Statements.

NOTE B – BUSINESS ACQUISITION

On December 27, 2006, we acquired 45,343,812 shares, representing 88.9% of shares outstanding, of Gold Kist Inc. (“Gold Kist”) common stock through a tender offer. We subsequently acquired all remaining Gold Kist shares and, on January 9, 2007, Gold Kist became a wholly owned subsidiary of the Company. Gold Kist, based in Atlanta, Georgia, was the third largest chicken company in the United States, accounting for more than nine percent of chicken produced in the United States in recent years. Gold Kist operated a fully-integrated chicken production business that included live production, processing, marketing and distribution.

For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material. We have included the acquired assets and assumed liabilities in our balance sheet using an allocation of the purchase price based on an appraisal received from a third-party valuation specialist.

The following summarizes our purchase price at December 27, 2006 (in thousands):

Purchase 50,146,368 shares at $21.00 per share	$1,053,074
Premium paid on retirement of debt	22,208
Retirement of various share-based compensation awards	25,677
Various costs and fees	37,740
Total purchase price	$1,138,699

We retired the Gold Kist 10 1/4% Senior Notes due 2014 with a book value of $128.5 million at a cost of $149.8 million plus accrued interest and the Gold Kist Subordinated Capital Certificates of Interest at par plus accrued interest and a premium of one year’s interest. We also paid acquisition transaction costs and funded change in control payments to certain Gold Kist employees. This acquisition was initially funded by (1) $780 million borrowed under our revolving-term secured credit facility and (2) $450 million borrowed under our $450 million Senior Unsecured Term Loan Agreement (“Bridge Loan”) (see Note E below).

In connection with the acquisition, we elected to freeze certain of the Gold Kist benefit plans with the intent to ultimately terminate them. We recorded a purchase price adjustment of $65.6 million to increase the benefit plans liability to the $82.5 million current estimated cost of these plan terminations. We do not anticipate any material net periodic benefit costs (income) related to these plans in the future. Additionally, we conformed Gold Kist’s accounting policies to our accounting policies and provided for deferred income taxes on all related purchase adjustments.

The following summarizes our estimates of the fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$418,583
Property, plant and equipment	675,054
Goodwill	505,166
Intangible assets	64,500
Other assets	65,597

Total assets acquired	1,728,900

Current liabilities	276,194
Long-term debt, less current maturities	140,674
Deferred income taxes	93,509
Other long-term liabilities	79,824

Total liabilities assumed	590,201

Total purchase price	$1,138,699

Goodwill and other intangible assets reflected above were determined to meet the criteria for recognition apart from tangible assets acquired and liabilities assumed. Intangible assets related to the acquisition consisted of the following at December 27, 2006:

	Estimated Fair Value	Amortization Period
	(In millions)	(In years)
Intangible assets subject to amortization:
Customer relationships	$51,000	13.0
Trade name	13,200	3.0
Non-compete agreements	300	3.0

Total intangible assets subject to amortization	64,500
Goodwill	505,166

Total intangible assets	$569,666

Weighted average amortization period		10.9

Goodwill, which is recognized in the Company’s chicken segment, represents the purchase price in excess of the value assigned to identifiable tangible and intangible assets. We elected to acquire Gold Kist at a price that resulted in the recognition of goodwill because of the following strategic and financial benefits:

•	The combined company is now positioned as the world’s leading chicken producer and that position has provided us with enhanced abilities to:

•	Compete more efficiently and provide even better customer service;

•	Expand our geographic reach and customer base;

•	Further pursue value-added and prepared foods opportunities; and

•	Offer long-term growth opportunities for our stockholders, employees, and growers.

•	The combined company is better positioned to compete in the industry both internationally and in the United States as additional consolidation occurs.

The amortizable intangible assets were determined by us to have finite lives. The useful life for the customer relationships intangible asset we recognized was based on our forecasts of customer turnover. The useful life for the trade name intangible asset we recognized was based on the estimated length of our use of the Gold Kist trade name while it is phased out and replaced with the Pilgrim’s Pride trade name. The useful life of the non-compete agreements intangible asset we recognized was based on the remaining life of the agreements. We amortize these intangible assets over their remaining useful lives on a straight-line basis. Annual amortization expense for these intangible assets was $6.3 million in fiscal 2007. We expect to recognize annual amortization expense of $8.4 million in fiscal 2008 and fiscal 2009, $5.1 million in fiscal 2010, $3.9 million in fiscal 2011 through fiscal 2019, and $1.0 million in fiscal 2020.

The following unaudited pro forma financial information has been presented as if the acquisition had occurred at the beginning of each period presented.

	Fiscal 2007 Pro forma	Fiscal 2006 Pro forma
	(In thousands, except shares and per share data)
Net sales	$8,026,422	$7,269,182
Depreciation and amortization	$228,539	$221,512
Operating income (loss)	$206,640	$(45,482)
Interest expense, net	$144,354	$123,726
Income (loss) from continuing operations before income taxes	$43,900	$(163,049)
Net income (loss)	$12,832	$(118,571)
Net income (loss) per common share	$0.19	$(1.78)
Weighted average shares outstanding	66,555,733	66,555,733

NOTE C – ACCOUNTS RECEIVABLE

In connection with the Receivables Purchase Agreement dated June 26, 1998, as amended, the Company sells, on a revolving basis, certain of its trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by the Company, which in turn sells a percentage ownership interest to third parties. As of September 29, 2007, $300.0 million in Pooled Receivables had been sold. During fiscal 2006 and 2005 there were no Pooled Receivables sold. The gross proceeds resulting from the sale are included in cash flows from operating activities in the Consolidated Statements of Cash Flows. Losses on the sale were immaterial.

NOTE D – INVENTORIES

Inventories consist of the following:

	September 29, 2007	September 30, 2006
	(In thousands)
Chicken:
Live chicken and hens	$343,185	$196,284
Feed and eggs	223,631	132,309
Finished chicken products	337,052	201,516

	903,868	530,109
Other Products:
Commercial feed, table eggs, and retail farm store	11,327	7,080
Distribution inventories	10,145	10,985

	21,472	18,065

Total inventories	$925,340	$548,174

NOTE E – NOTES PAYABLE AND LONG-TERM DEBT

The following table presents our long-term debt as of September 29, 2007 and September 30, 2006:

	Final Maturity	September 29, 2007	September 30, 2006
		(In thousands)
Senior unsecured notes, at 7 5/8%	2015	$400,000	$—
Senior unsecured notes, at 8 3/8%	2017	250,000	—
Senior unsecured notes, at 9 5/8%	2011	—	299,601
Senior subordinated unsecured notes, at 9 1/4%	2013	5,135	82,640
Secured revolving credit facility with notes payable at LIBOR plus 1.25% to LIBOR plus 2.75%	2011	26,293	74,682
Note payable to an insurance company at 6.68%	2012	—	50,115
Notes payable to an insurance company at LIBOR plus 2.2075%	2013	—	41,333
Secured revolving-term/credit facility with notes payable at LIBOR or US Treasuries, plus a spread	2016	622,350	—
Other	Various	17,652	16,827

		1,321,430	565,198
Less current maturities		(2,872)	(10,322)

Total		$1,318,558	$554,876

In September 2006, the Company entered into an amended and restated revolver/term credit agreement with a maturity date of September 21, 2016. At September 29, 2007 this revolver/term credit agreement provides for an aggregate commitment of $1.172 billion consisting of (i) a $550 million revolving/term loan commitment and (ii) $622.4 million in various term loans. At September 29, 2007, the Company had nothing outstanding under the revolver and $622.4 million outstanding in various term loans. The total credit facility is presently secured by certain fixed assets with a current availability of $550.0 million. From time to time, if certain conditions are satisfied, the Company has the right to increase the revolving/term loan commitment and term loan commitment to a total maximum amount of $1.0 billion and $750 million, respectively. Borrowings under the revolving/term loan commitment are available on a revolving basis until September 21, 2011 at which time the outstanding borrowings will be converted to a term loan maturing on September 21, 2016. The fixed rate term loans bear interest at rates ranging from 6.84% to 7.06%. The voluntary converted loans bear interest at rates ranging from LIBOR plus 1.0%-2.0%, depending upon the Company’s total debt to capitalization ratio. The floating rate term loans bear interest at LIBOR plus 1.50%-1.75% based on the ratio of the Company’s debt to EBITDA, as defined in the agreement. The revolving/term loans provide for interest rates ranging from LIBOR plus 1.0%-2.0%, depending upon the Company’s total debt to capitalization ratio. Revolving/term loans converted to term loans on September 21, 2011 will be payable in equal quarterly principal payments of 10% per annum of the original principal amount beginning the calendar quarter following the conversion date with the remaining balance due on the maturity date. Of the term loans outstanding, $208.7 million must be repaid in equal quarterly principal payments of 1% per annum of the original principal amount with the remaining balance due on the maturity date. All borrowings are subject to the availability of eligible collateral and no material adverse change provisions. Commitment fees charged on the unused balance of this facility range from 0.20% to 0.40%, depending upon the Company’s total debt to capitalization ratio. One-half of the outstanding obligations under the revolver/term credit agreement are guaranteed by Pilgrim Interests, Ltd., an entity related to our Senior Chairman, Lonnie “Bo” Pilgrim.

On December 15, 2006, the Company borrowed $100 million at 6.84% under our revolver/term credit agreement and used substantially all of the funds to repay, in full, term loans payable to an insurance company under a note purchase agreement maturing in 2012 and 2013.

In January 2007, the Company borrowed (1) $780 million under our revolver/term credit agreement and (2) $450 million under our bridge loan agreement to fund the Gold Kist acquisition. On January 24, 2007, the Company closed on the sale of $400 million of 7 5/8% Senior Notes due 2015 (the “Senior Notes”) and $250 million of 8 3/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes”), sold at par. Interest is payable on May 1 and November 1 of each year, beginning November 1, 2007. We may redeem all or part of the Senior Notes on or after May 1, 2011. We may redeem all or part of the Subordinated Notes on or after May 1, 2012. Before May 1, 2010, we also may redeem up to 35% of the aggregate principal amount of each of the Senior Notes and the Subordinated Notes with the proceeds of certain equity offerings. Each of these optional redemptions is at a premium as described in the indentures under which the notes were issued. The proceeds from the sale of the notes, after underwriting discounts, were used to (1) retire the loans outstanding under our bridge loan agreement, (2) repurchase $77.5 million of the Company’s 9 1/4% Senior Subordinated Notes due 2013 at a premium of $7.4 million plus accrued interest of $1.3 million and (3) reduce outstanding revolving loans under our revolving/term credit agreement. Loss on early extinguishment of debt includes the $7.4 million premium along with unamortized loan costs of $7.1 million related to the retirement of these Notes.

On September 21, 2007, the Company redeemed all of its 9 5/8% Senior Notes due 2011 at a total cost of $307.5 million. To fund a portion of the aggregate redemption price, the Company sold $300 million of trade receivables under its Receivables Purchase Agreement. Loss on early extinguishment of debt includes the $9.5 million premium along with unamortized loan costs of $2.5 million related to the retirement of these Notes.

As of September 29, 2007, we had a $300.0 million commitment under a domestic revolving credit facility that provides for interest rates ranging from LIBOR plus 0.75-1.75%, depending upon our total debt to capitalization ratio. From time to time, if certain conditions are satisfied, the Company has the right to increase the revolving commitment to a total maximum amount of $450 million. At September 29, 2007, $215.1 million was available for borrowing under the domestic revolving credit facility. Borrowings against this facility are subject to the availability of eligible collateral and no material adverse change provisions. The obligations under this facility are secured by domestic chicken inventories. Commitment fees charged on the unused balance of this facility range from 0.175% to 0.35%, depending upon the Company’s total debt to capitalization ratio. One-half of the outstanding obligations under the domestic revolving credit facility are guaranteed by Pilgrim Interests, Ltd., an entity related to our Senior Chairman, Lonnie “Bo” Pilgrim.

On September 25, 2006, a subsidiary of the Company, Avícola Pilgrim’s Pride de México, S. de R.L. de C.V. (the “Borrower”), entered into a secured revolving credit agreement of up to $75 million with a final maturity date of September 25, 2011. In March 2007, the Borrower elected to reduce the commitment under this agreement to approximately $50 million.

Outstanding amounts bear interest at rates ranging from the higher of the Prime Rate or Federal Funds Effective Rate plus 0.5%; LIBOR plus 1.25%-2.75%; or TIIE plus 1.05%-2.55% depending on the loan designation. Obligations under this agreement are secured by a security interest in and lien upon all capital stock and other equity interests of the Company’s Mexican subsidiaries. All the obligations of the Borrower are secured by unconditional guaranty by the Company. At September 29, 2007, $26.3 million was outstanding and approximately $23.7 million was available under this line. All borrowings are subject to no material adverse effect provisions.

On June 29, 1999, the Camp County Industrial Development Corporation issued $25.0 million of variable-rate environmental facilities revenue bonds supported by letters of credit obtained by us. We may draw from these proceeds over the construction period for new sewage and solid waste disposal facilities at a chicken by-products plant to be built in Camp County, Texas. We are not required to borrow the full amount of the proceeds from these revenue bonds. All amounts borrowed from these funds will be due in 2029. The revenue bonds are supported by letters of credit obtained by us under our available revolving credit facilities. The bonds will be recorded as debt of the Company if and when they are spent to fund construction.

Most of our domestic inventories and domestic fixed assets are pledged as collateral on our long-term debt and credit facilities.

Annual maturities of long-term debt for the five years subsequent to September 29, 2007 are: 2008 — $2.9 million; 2009 — $2.4 million; 2010 — $1.3 million; 2011 — $27.9 million; 2012 — $1.3 million and thereafter — $1.286 billion.

The Company is required, by certain provisions of its debt agreements, to maintain levels of working capital and net worth, to limit dividends to a maximum of $26 million per year, and to maintain various fixed charge, leverage, current and debt-to-equity ratios. In fiscal 2006, waivers were obtained to permit a special $1 per share dividend. At September 29, 2007, the Company has fully complied with these covenants.

Total interest expense was $123.2 million, $49.0 million and $48.3 million in fiscal 2007, 2006 and 2005, respectively. Interest related to new construction capitalized in fiscal 2007, 2006 and 2005 was $5.7 million, $4.3 million and $2.8 million, respectively. Interest related to our discontinued turkey business in fiscal 2007, 2006 and 2005 was $2.6 million, $1.6 million and $1.3 million, respectively.

The fair value of long-term debt, at September 29, 2007 and September 30, 2006 and based upon quoted market prices for the same or similar issues where available or by using discounted cash flow analysis, was approximately $1.338 billion and $592.3 million, respectively.

NOTE F – INCOME TAXES

Income (loss) from continuing operations before income taxes after allocation of certain expenses to foreign operations for fiscal 2007, 2006 and 2005 was $87.2 million, ($10.0) million and $385.0 million, respectively, for U.S. operations and $11.6 million, ($16.6) million and $42.4 million, respectively, for foreign operations. The provisions for income taxes are based on pre-tax financial statement income (loss).

The components of income tax expense (benefit) are set forth below:

	2007	2006	2005
	(In thousands)
Current:
Federal	$(34,661)	$(19,755)	$125,861
Foreign	1,573	5,130	3,880
State and other	(3,477)	(4,257)	15,555

Total current	(36,565)	(18,882)	145,297
Deferred
Federal	73,285	9,511	(1,594)
Foreign	(1,637)	10,221	4,475
State and other	12,236	723	113

Total deferred	83,884	20,455	2,994
Change in valuation allowance	—	—	(747)

	$47,319	$1,573	$147,543

The following is a reconciliation between the statutory U.S. federal income tax rate and the Company’s effective income tax rate:

	2007	2006	2005
Federal income tax rate	35.0%	(35.0)%	35.0%
State tax rate, net	2.6	(0.7)	2.1
Permanent Items	2.9	—	—
Difference in U.S. statutory tax rate and foreign country effective tax rate	(0.8)	(1.0)	(1.3)
Tax credits	(8.0)	(13.1)	(1.1)
Tax effect of American Jobs Creation Act repatriation	—	68.3	0.6
Currency related differences	3.8	8.4	(1.1)
Change in contingency reserves	6.8	(29.7)	—
Change in valuation allowance	—	—	(0.2)
Change in tax rate	3.2	—	—
Other	2.4	(3.1)	0.5

Total	47.9%	(5.9)%	34.5%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets are as follows:

	2007	2006
	(In thousands)
Deferred tax liabilities:
Property and equipment	$256,341	$144,361
Inventories	109,410	43,627
Prior use of cash accounting	16,936	18,457
Acquisition related items	14,820	15,600
Deferred foreign taxes	25,002	24,127
Identified intangibles	21,964	—
Other	58,956	36,570

Total deferred tax liabilities	503,429	282,742
Deferred tax assets:
Foreign net operating losses	41,257	42,683
Expenses deductible in different years	143,697	71,478

Total deferred tax asset	184,954	114,161

Net deferred tax liabilities	$318,475	$168,581

The Company has not provided any deferred income taxes on the remaining undistributed earnings of its Mexico subsidiaries based upon its determination that such earnings will be indefinitely reinvested. As of September 29, 2007, the cumulative undistributed earnings of these subsidiaries were approximately $92.0 million. If such earnings were not considered indefinitely reinvested, certain deferred foreign and U.S. income taxes would have been provided, after consideration of estimated foreign tax credits. However, determination of the amount of deferred income taxes is not practical.

The Mexican tax operating loss carryforwards of approximately $147.9 million will expire in the years ranging from 2008 through 2012.

The American Jobs Creation Act was enacted in October 2004 (“Jobs Creation Act”). The Jobs Creation Act includes a temporary incentive to U.S. multinationals to repatriate foreign earnings at an approximate effective 5.25% U.S. federal tax rate. During the fourth quarter of fiscal year 2006, the Company repatriated $155.0 million in previously unremitted untaxed earnings under the provisions of the Jobs Creation Act. The total income tax effects of repatriations under the Jobs Creation Act was $28.2 million, of which $25.8 million was recorded fiscal 2006. The key components of the 2006 provision included domestic income taxes of $10.1 million to reflect federal and state taxes on the transaction, a deferred foreign tax provision of $24.1 million to accrue for future taxes that will result from certain intra-Mexican dividends undertaken in 2006 to complete this transaction, and a benefit of $6.0 million to reflect the revaluation of certain deferred tax assets in Mexico that as a result of the transaction are expected to be realized at higher enacted tax rates.

In October 2007, Mexico’s legislative bodies enacted La Ley del Impuesto Empresarial a Tasa Única (“IETU”), a new minimum corporation tax, which will be assessed on companies doing business in Mexico beginning January 1, 2008. We are currently evaluating the anticipated impact that IETU will have on our business and operating results. Because of IETU, there can be no assurance that we will be able to utilize the net operating loss carryovers and other deferred tax benefits generated in Mexico. There can also be no assurance that IETU will not have a material adverse effect on our financial results.

NOTE G – COMPREHENSIVE INCOME (LOSS)

For the period ending September 29, 2007, comprehensive income was $60.9 million, consisting of net income of $47.0 million, unrealized gains related to our investments in debt securities of $0.8 million, to pension liability gains of $7.9 million and unrealized gains on cash flow hedges of $3.4 million. This compares to the fiscal year ended September 30, 2006 in which comprehensive loss was $33.7 million, consisting of net loss of $34.2 million and unrealized gains related to our investments in debt securities of $0.5 million. Comprehensive income for the fiscal year ended October 1, 2005 was $265.0 million, consisting of net income of $265.0 million.

Accumulated other comprehensive income at September 29, 2007 was $14.0 million net of taxes of $6.6 million and consisted of pretax adjustments for pension liability gains totaling $14.3 million accumulated unrealized gains on cash flow hedges totaling $5.3 million and accumulated unrealized gain on our investments in debt securities totaling $0.9 million.

NOTE H – SAVINGS AND PENSION PLANS

Retirement Plans

The Company maintains retirement plans for eligible employees as follows:

•	the Pilgrim’s Pride Retirement Savings Plan (the “RS Plan”), a Section 401(k) Salary Deferral Plan

•	the Pilgrim’s Pride Retirement Plan for Union Employees (the “Union Plan”), a defined benefit plan

•	the To-Rico’s Employee Cash or Deferred Arrangement Profit Sharing Plan (the “To-Rico’s Plan”), a Section 1165(e) Salary Deferral Plan

•	the legacy Gold Kist Pension Plan (the “GK Pension Plan”), a defined benefit plan acquired with Gold Kist Inc.

The Company maintains three postretirement plans for eligible Mexico employees as required by Mexico law which cover primarily termination benefits. Separate disclosure of plan obligations is not considered material.

The RS Plan is maintained for certain eligible U.S. employees. Under the RS Plan, eligible employees may voluntarily contribute a percentage of their compensation and there are various Company matching provisions. The Union Plan covers certain locations or work groups within the Company. The To-Rico’s Plan is maintained for certain eligible Puerto Rican employees. Under the To-Rico’s Plan, eligible employees may voluntarily contribute a percentage of their compensation and there are various Company matching provisions. The GK Pension Plan covers certain eligible U.S. employees who were employed at locations that Pilgrim’s Pride acquired in its acquisition of Gold Kist Inc. and participation in the GK Pension Plan was frozen as of February 8, 2007 for all participants with the exception of terminated vested participants who are or may become permanently and totally disabled. The plan was frozen for that group as of March 31, 2007.

Under all of our retirement plans, the Company’s expenses were $10.0 million and $16.0 million in fiscal 2007 and 2006, respectively, including the correction of $4.6 million, pretax, as described in Note A.

The Company uses a calendar year measurement date for its defined benefits plans, while its postretirement benefit plans use a fiscal year end of September 29, 2007. Certain disclosures are listed below; other disclosures are not material to the financial statements.

Medical and Life Insurance Plans

The acquisition of Gold Kist by Pilgrim’s Pride resulted in acquiring some postretirement medical and life insurance obligations. In January 2001, Gold Kist began to substantially curtail its programs for active employees. On July 1, 2003, Gold Kist terminated medical coverage for retirees age 65 and older, and only retired employees in the closed group between ages 55 and 65 could continue their coverage at rates above the average cost of the medical insurance plan for active employees. These retired employees will all reach the age of 65 by 2012 and liabilities of the postretirement medical plan will then end.

Benefit Obligations, Plan Assets, and Assumptions

The following table sets forth the plans’ change in benefit obligation, change in plan assets and economic assumptions for the years ended September 29, 2007 and September 30, 2006:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$9,882	$8,778	$—	$—
Service cost	2,029	2,242	—	—
Interest cost	8,455	458	103	—
Plan participant contributions	61	27	681	—
Actuarial (gains) losses	(12,933)	(1,533)	(41)	—
Acquisitions	218,623	—	2,689	—
Prior service cost (credit)	237	—	—	—
Benefits paid	(29,551)	(90)	(1,000)	—

Benefit obligation at end of year	$196,803	$9,882	$2,432	$—

Change in plan assets:
Fair value of plan assets at beginning of year	$6,252	$5,405	$—	$—
Acquisitions	139,229	—	—	—
Actual return on plan assets	11,571	208	—	—
Contributions by employer	10,462	702	319	—
Plan participant contributions	61	27	681	—
Benefits paid	(29,551)	(90)	(1,000)	—
Fair value of plan assets at end of year	138,024	6,252	—	—
Funded status	(58,779)	(3,630)	(2,432)	—
Unrecognized prior service cost (benefit)	237	—	—	—
Unrecognized net (gain) loss	(14,824)	(818)	(41)	—

Net (accrued) prepaid expense	(73,366)	(4,448)	(2,473)	—
Accumulated other comprehensive loss	14,587	—	41	—

Net amount recognized	$(58,779)	$(4,448)	$(2,432)	$—

Projected benefit obligation	$196,803	$9,882	$2,432	$—
Accumulated benefit obligation	$196,217	$9,301	$2,432	$—
Fair value of plan assets	$138,024	$6,252	$—	$—

Weighted-average assumptions used to determine benefit obligation:

Discount rate	5.06%	5.75%	5.87%	NA
Rate of increase in compensation levels	3.00%	3.00%	NA	NA

The health care cost trend rate used to determine the other postretirement benefits obligation at September 29, 2007 and September 30, 2006 was 8.0% and 8.5%, respectively. The rate will decline ratably to 5.0% by fiscal 2014 and remain at that level thereafter. A 1% increase or decrease would have an insignificant impact on the other postretirement benefit obligation as of September 29, 2007.

Net Periodic Benefit Cost

The following table sets forth the plans’ net periodic benefit cost and economic assumptions for the years ended September 29, 2007 and September 30, 2006:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	(in thousands)
Components of net periodic benefit cost (income):
Service cost	$2,029	$2,242	$—	$—
Interest cost	8,455	458	103	—
Estimated return on plan assets	(8,170)	(454)	—	—
Settlement (gain) loss	(2,327)	—	—	—

Net periodic benefit cost (income)	$(13)	$2,246	$103	$—

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.06%	5.25%	5.50%	NA
Rate of increase in compensation levels	3.00%	3.00%	NA	NA
Expected return on plan assets	7.75%	7.75%	7.75%	NA

A 1% increase or decrease in the health care cost trend rate would have an insignificant impact on the other postretirement service and interest cost components for 2007.

Unrecognized Gain

The following table sets forth the plans’ accumulated other comprehensive income that has not yet been recognized for the year ended September 29, 2007 (in thousands):

Unrecognized (gain) loss at beginning of period	$(818)
Curtailment and settlement adjustments	2,327
Actuarial (gain) loss	(12,974)
Asset (gain) loss	(3,400)
Prior service cost (credit)	237

$(14,628)

Plan Assets

The fair value of plan assets for the Company’s pension plans, along with the asset allocation by category, is shown below:

	Pension Benefits
	2007	2006
	(in thousands)
Fair value of plan assets at end of year	$138,024	$6,252

Asset allocation:
Cash and money market funds	2%	0%
Equity securities	71	66
Debt securities	27	34

Total assets	100%	100%

Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 25% in debt securities and 75% in equity securities. The plans only invest in debt and equity instruments for which there is a ready public market. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and debt securities of the type in which our plans invest.

Benefit Payments

The expected benefit payments from the Company’s pension and postretirement plans for the fiscal years indicated are as follows:

Expected Benefit Payments for fiscal year:	Pension Benefits	Other Postretirement Benefits
	(In thousands)
2008	$17,614	$380
2009	17,502	243
2010	17,010	205
2011	16,230	175
2012	15,812	177
2013-2017	62,515	889

Total	$146,683	$2,069

NOTE I – RELATED PARTY TRANSACTIONS

Lonnie “Bo” Pilgrim, the Senior Chairman and, through certain related entities, the major stockholder of the Company (collectively, the “major stockholder”) owns an egg laying and a chicken growing operation. In addition, at certain times during the year, the major stockholder may purchase from the Company live chickens and hens and certain feed inventories during the grow-out process and then contract with the Company to resell the birds at maturity using a market-based formula, with price subject to a ceiling price calculated at his cost plus two percent. No purchases have been made by the Company under this agreement since the first quarter of fiscal 2006 when the major stockholder recognized an operating margin of $4,539 on gross amounts paid by the Company to the major stockholder as described below in “Live chicken purchases from major stockholder.” For the fiscal year ended October 1, 2005, the formula resulted in an operating margin of $1,017,000 on gross amounts paid by the Company to the major stockholder.

Transactions with the major stockholders or related entities are summarized as follows:

	2007	2006	2005
	(In thousands)
Lease payments on commercial egg property	$750	$750	$750
Contract grower pay	$885	$976	$682
Other sales to major stockholder	$620	$747	$51,258
Live chicken purchases from major stockholder	$—	$231	$50,070
Loan guaranty fees	$3,592	$1,615	$1,775
Lease payments and operating expenses on airplane	$507	$492	$536

The Company leases a commercial egg property including all of the ongoing costs of the operation from the Company’s major stockholder. The lease term runs for ten years with a monthly lease payment of $62,500.

A portion of the Company’s debt obligations have been guaranteed by Pilgrim Interests, Ltd., an entity related to the Company’s Senior Chairman, Lonnie “Bo” Pilgrim. In consideration of such guarantees, the Company has paid Pilgrim Interests, Ltd. a quarterly fee equal to 0.25% of one-half of the average aggregate outstanding balance of such guaranteed debt. During fiscal 2007, we paid $3.6 million to Pilgrim Interests, Ltd.

The Company leases an airplane from its major stockholder under an operating lease agreement that is renewable annually. The terms of the lease agreement require monthly payments of $33,000 plus operating expenses. Lease expense was $396,000 for each of the years 2007, 2006 and 2005. Operating expenses were $111,210, $96,480 and $140,090 in 2007, 2006 and 2005, respectively.

The Company maintains depository accounts with a financial institution in which the Company’s major stockholder is also a major stockholder. Fees paid to this bank in 2007, 2006 and 2005 are insignificant, and as of September 29, 2007, the Company had bank balances at this financial institution of approximately $1.8 million.

The major stockholder has deposited $0.3 million with the Company as an advance on miscellaneous expenditures.

A son of the major stockholder sold commodity feed products and a limited amount of other services to the Company aggregating approximately $0.6 million in fiscal 2007. He also leases an insignificant amount of land from the Company.

The Company has entered into chicken grower contracts involving farms owned by certain of its officers and directors, providing the placement of Company-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to these officers and directors under these grower contracts during each of the fiscal years 2007, 2006 and 2005 were less than $1 million in total.

NOTE J – COMMITMENTS and CONTINGENCIES

General

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. Among other considerations, we have not recorded a liability for any of these indemnities as based upon the likelihood of payment, the fair value of such indemnities is immaterial.

Purchase Obligations

The Company will sometimes enter into non-cancelable contracts to purchase capital equipment and feed ingredients. At September 29, 2007, the Company was party to outstanding purchase contracts totaling $40.1 million. Payments for purchases made under these contracts are due in less than 1 year.

Leases

The Consolidated Statements of Operations include rental expense for operating leases of approximately $54.0 million, $35.1 million and $35.4 million in 2007, 2006 and 2005, respectively. The Company’s future minimum lease commitments under non-cancelable operating leases are as follows: 2008 — $46.8 million; 2009 — $37.1 million; 2010 — $28.2 million; 2011 — $21.0 million; 2012 — $9.3 million and thereafter $5.0 million.

Certain of the Company’s operating leases include rent escalations. The Company includes the rent escalation in its minimum lease payments obligations and recognizes them as a component of rental expense on a straight-line basis over the minimum lease term.

The Company also maintains operating leases for various types of equipment, some of which contain residual value guarantees for the market value of assets at the end of the term of the lease. The terms of the lease maturities range from one to seven years. The maximum potential amount of the residual value guarantees is estimated to be approximately $21.1 million; however, the actual amount would be offset by any recoverable amount based on the fair market value of the underlying leased assets. No liability has been recorded related to this contingency as the likelihood of payments under these guarantees is not considered to be probable and the fair value of such guarantees is immaterial. The Company historically has not experienced significant payments under similar residual guarantees.

Financial Instruments

At September 29, 2007, the Company had $84.9 million in letters of credit outstanding relating to normal business transactions.

The Company’s loan agreements generally obligate the Company to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with or credit extended by such lender related to the loan, (ii) any tax, duty or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, some of the Company’s loan agreements contain a withholding tax provision that requires the Company to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law. These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation on the maximum additional amounts the Company could be obligated to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

Litigation

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. Below is a summary of the most significant claims outstanding against the Company. In the Company’s opinion, it has made appropriate and adequate accruals for claims where necessary, and the Company believes the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if significantly different than the amounts accrued, the ultimate outcome could have a material effect on the financial condition or results of operations of the Company. The Company believes it has substantial defenses to the claims made and intends to vigorously defend these cases.

Among the claims presently pending against the Company are claims seeking unspecified damages brought by current and former employees seeking compensation for the time spent donning and doffing work equipment. We are aware of an industry-wide investigation by the Wage and Hour Division of the U.S. Department of Labor to ascertain compliance with various wage and hour issues, including the compensation of employees for the time spent on such activities such as donning and doffing work equipment. Due, in part, to the government investigation and the recent U.S. Supreme Court decision in IBP, Inc. v. Alvarez, it is possible that we may be subject to additional employee claims. We intend to assert vigorous defenses to the litigation. Nonetheless, there can be no assurances that other similar claims may not be brought against the Company.

On December 31, 2003, we were served with a purported class action complaint styled “Angela Goodwin, Gloria Willis, Johnny Gill, Greg Hamilton, Nathan Robinson, Eddie Gusby,

Pat Curry, Persons Similarly Situated v. ConAgra Poultry Company and Pilgrim’s Pride, Incorporated” in the United States District Court, Western District of Arkansas, El Dorado Division, alleging racial and age discrimination at one of the facilities we acquired from ConAgra. The Court dismissed the claims of a third plaintiff Robert Nelson in their entirety based on the theory of judicial estoppel. On May 15, 2007, the Court issued its order denying Plaintiffs’ Motion for Class Certification in its entirety. The plaintiffs subsequently withdrew their petition appeal to the Eighth Circuit Court of Appeals. Thus the Court’s order denying plaintiffs class certification motion stands as a final binding order. Subsequent to the Court’s order on July 18, 2007, the six remaining plaintiffs have filed individual actions. We believe we have meritorious defenses to these individual claims and we intend to vigorously defend these individual claims.

In March 2005, the Company, through arbitration, settled litigation related to a breach of contract that occurred in a prior year. The settlement resulted in a non-recurring gain of $11.7 million being recognized and recorded in miscellaneous, net in fiscal 2005.

NOTE K – BUSINESS SEGMENTS

Subsequent to the sale of our turkey operations, we operate in two reportable business segments as (1) a producer and seller of chicken products and (2) a seller of other products.

Our chicken segment includes sales of chicken products we produce and purchase for resale in the U.S., including Puerto Rico, and Mexico. Our chicken segment conducts separate operations in the U.S. and Puerto Rico and in Mexico and is reported as two separate geographical areas.

Our other products segment includes distribution of products other than chicken that are purchased from third parties and sold to independent grocers and quick service restaurants. Also included in this category are sales of table eggs, feed, protein products, live hogs and other items, some of which are produced or raised by the Company.

Inter-area sales and inter-segment sales, which are not material, are accounted for at prices comparable to normal trade customer sales. Corporate expenses are allocated to Mexico based upon various apportionment methods for specific expenditures incurred related thereto with the remaining amounts allocated to the U.S. portions of the segments based on number of employees.

Assets associated with our corporate functions, included cash and cash equivalents and investments in available for sale securities are included in our chicken segment.

Selling, general and administrative expenses related to our distribution centers are allocated based on the proportion of net sales to the particular segment to which the product sales relate.

Depreciation and amortization, total assets and capital expenditures of our distribution centers are included in our chicken segment based on the primary focus of the centers.

The following table presents certain information regarding our segments:

	Fiscal Year Ended
	September 29, 2007(a)	September 30, 2006	October 1, 2005
	(In thousands)
Net Sales to Customers:
Chicken:
United States	$6,328,354	$4,098,403	$4,411,269
Mexico	488,466	418,745	403,353

Sub-total	6,816,820	4,517,148	4,814,622
Other Products:
United States	661,115	618,575	626,056
Mexico	20,677	17,006	20,759

Sub-total	681,792	635,581	646,815

Total	$7,498,612	$5,152,729	$5,461,437

Operating Income (Loss):
Chicken:
United States	$192,447	$28,619	$405,662
Mexico	13,116	(17,960)	39,809

Sub-total	205,563	10,659	445,471
Other Products:
United States	28,636	(1,192)	8,250
Mexico	2,992	1,638	4,630

Sub-total	31,628	446	12,880

Total	$237,191	$11,105	$458,351

Depreciation and Amortization:(b)(c)
Chicken:
United States	$183,808	$109,346	$114,131
Mexico	11,015	11,305	12,085

Sub-total	194,823	120,651	126,216
Other Products:
United States	8,278	7,743	5,196
Mexico	215	146	189

Sub-total	8,493	7,889	5,385

Total	$203,316	$128,540	$131,601

Total Assets:(d)
Chicken:
United States	$3,247,812	$1,909,129	$2,075,925
Mexico	348,894	361,887	287,414

Sub-total	3,596,706	2,271,016	2,363,339
Other Products:
United States	104,644	89,447	85,581
Mexico	4,120	1,660	2,010

Sub-total	108,764	91,107	87,591

Total	$3,705,470	$2,362,123	$2,450,930

Capital Expenditures (excluding acquisition):(e)
Chicken:
United States	$164,449	$133,106	$102,470
Mexico	1,633	6,536	4,924

Sub-total	166,082	139,642	107,394
Other Products:
United States	5,699	3,567	5,448
Mexico	40	416	142

Sub-total	5,739	3,983	5,590

Total	$171,821	$143,625	$112,984

(a)	The Company acquired Gold Kist on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material.
(b)	Includes amortization of capitalized financing costs of approximately $6.6 million, $2.6 million and $2.3 million in fiscal 2007, 2006 and 2005, respectively, and amortization of intangible assets of approximately $6.3 million in fiscal 2007.
(c)	Excludes depreciation costs incurred by our discontinued turkey business of $1.6 million, $6.6 million and $3.3 million during fiscal 2007, 2006 and 2005, respectively.
(d)	Excludes total assets of our discontinued turkey business of $68.8 million at September 29 2007, $64.7 million at September 30, 2006 and $61.0 million at October 1, 2005.
(e)	Excludes capital expenditures incurred by our discontinued turkey business of $0.5 million, $0.3 million and $3.6 million during fiscal 2007, 2006 and 2005, respectively.

The Company had one customer that represented 10% or more of annual net sales in fiscal years 2007, 2006 and 2005.

As of each of the three years ended September 29, 2007, Mexico has net long lived assets of $106.2 million, $116.9 million and $122.1 million, respectively.

At September 29, 2007, Mexico has net assets of $284.8 million.

NOTE L – DISCONTINUED BUSINESS

In March 2008, the Company sold certain assets of its turkey business for $18.6 million This business was composed of substantially all of our former turkey segment. The results of this business are included in Income (loss) from operation of discontinued business, net of tax for all periods presented.

For a period of time, we will continue to incur cash flow activities that are associated with our former turkey business. These activities—the grow-out and processing of turkeys—are transitional in nature. We have entered into a short-term co-pack agreement with the acquirer of the former turkey business under which they will process turkeys for sale to our customers through the end of fiscal 2008. For the period of time until we have collected funds on the sale of these turkeys, we will continue to incur cash flow activity and to report operating activity in Income (loss) from operation of discontinued business, net of tax, although at a substantially reduced level. Upon completion of these activities, the cash flows and the operating activity reported in Income (loss) from operation of discontinued business, net of tax will be eliminated.

Neither our continued involvement in the distribution and sale of these turkeys or the co-pack agreement confers upon us the ability to influence the operating and/or financial policies of the turkey business under its new ownership.

The following amounts related to our turkey business have been segregated from continuing operations and included in Income (loss) from operation of discontinued business, net of tax in the consolidated statements of operations:

	2007	2006(a)	2005
	(In thousands)
Net sales	$99,987	$82,836	$204,838

Income (loss) from operation of discontinued business before income taxes (b)	$(7,228)	$(9,691)	$(23,839)
Income tax expense (benefit)	(2,729)	(3,658)	(8,999)

Income (loss) from operation of discontinued business, net of tax	$(4,499)	$(6,033)	$(14,840)

(a)	Turkey sales declined due to our decision in the first quarter of fiscal 2006 to cease production of certain products at our Franconia, Pennsylvania turkey cooking operations.
(b)	Includes interest expense of $2.6 million, $1.6 million and $1.3 million allocated to our discontinued turkey business in 2007, 2006 and 2005, respectively, based on the net assets approach permitted in Emerging Issues Task Force Abstracts Issue No. 87-24, Allocation of Interest to Discontinued Operations .

Property, plant and equipment related to our turkey business totaling $15.5 million has been segregated and included in Assets held for sale in the consolidated balance sheet as of September 29, 2007. The following assets and liabilities, which are directly related to our turkey business and will be fully collected, realized or extinguished once operations are ceased, have been segregated and included in Current assets of discontinued business, Long-lived assets of discontinued business and Current liabilities of discontinued business, as appropriate, in the consolidated balance sheets:

	September 29, 2007	September 30, 2006
	(In thousands)
Trade accounts receivable	$16,687	$10,321
Inventories	36,545	37,766

Current assets of discontinued business	$53,232	$48,087

Property, plant and equipment	$—	$16,658

Long-lived assets of discontinued business	$—	$16,658

Accounts payable	$3,804	$4,072
Accrued expenses	2,752	4,000

Current liabilities of discontinued business	$6,556	$8,072

NOTE M – QUARTERLY RESULTS (UNAUDITED)

	Fiscal Year Ended September 29, 2007
	First Quarter	Second Quarter (b)	Third Quarter(b)	Fourth Quarter(b)	Fiscal Year
	(In thousands, except per share data)
Net sales	$1,291,957	$1,987,185	$2,104,499	$2,114,971	$7,498,612
Gross profit	$62,238	$84,049	$234,825	$211,618	$592,730
Operating income (loss)	$(4,902)	$(10,674)	$136,896	$115,871	$237,191
Income (loss) from continuing operations	$(9,827)	$(39,018)	$63,277	$37,085	$51,516
Net income (loss)	$(8,736)	$(40,077)	$62,641	$33,189	$47,017
Per Share:
Income (loss) from continuing operations	$(0.15)	$(0.59)	$0.95	$0.56	$0.77
Net income (loss)	$(0.13)	$(0.60)	$0.94	$0.50	$0.71
Cash dividends	$0.0225	$0.0225	$0.0225	$0.0225	$0.090

	Fiscal Year Ended September 30, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(a)	Fiscal Year
	(In thousands, except per share data)
Net sales	$1,306,715	$1,261,999	$1,275,586	$1,308,429	$5,152,729
Gross profit	$116,632	$38,413	$46,183	$95,855	$297,083
Operating income (loss)	$47,870	$(32,057)	$(24,317)	$19,609	$11,105
Income (loss) from continuing operations	$26,908	$(28,027)	$(18,690)	$(8,390)	$(28,199)
Net income (loss)	$25,678	$(31,954)	$(20,473)	$(7,483)	$(34,232)
Per Share:
Income (loss) from continuing operations	$0.41	$(0.42)	$(0.28)	$(0.12)	$(0.42)
Net income (loss)	$0.39	$(0.48)	$(0.31)	$(0.11)	$(0.51)
Cash dividends	$1.0225	$0.0225	$0.0225	$0.0225	$1.090

(a)	Included in gross profit in the fourth quarter of fiscal 2006 are charges for accounting adjustments of $6.4 million, pretax, related to certain benefit plans. Included in net income in the fourth quarter of fiscal 2006 is a $25.8 million tax provision for the American Jobs Creation Act of 2004 and a $10.6 million tax benefit for a change in estimate of contingency reserves as described in Note A and Note F.
(b)	The Company acquired Gold Kist on December 27, 2006 for $1.139 billion. For financial reporting purposes, we have not included the operating results and cash flows of Gold Kist in our consolidated financial statements for the period from December 27, 2006 through December 30, 2006. The operating results and cash flows of Gold Kist from December 27, 2006 through December 30, 2006 were not material.

PILGRIM’S PRIDE CORPORATION

SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts- Describe(a)	Deductions Describe(b)	Balance at end of Period
Year ended September 29, 2007:
Reserves and allowances deducted
From asset accounts:
Allowance for doubtful accounts	$2,021,044	$4,720,170	$1,324,131	$2,313,018	$5,752,327
Year ended September 30, 2006:
Reserves and allowances deducted
From asset accounts:
Allowance for doubtful accounts	$4,510,887	$(11,773)	$—	$2,478,070	$2,021,044
Year ended October 1, 2005:
Reserves and allowances deducted
From asset accounts:
Allowance for doubtful accounts	$3,684,864	$1,175,435	$—	$349,412	$4,510,887

(a)	Balance of allowance for doubtful accounts established for accounts receivable acquired from Gold Kist.
(b)	Uncollectible accounts written off, net of recoveries.

PILGRIM’S PRIDE CORPORATION

EXHIBIT NO. 12—COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended
	September 29, 2007	September 30, 2006	October 1, 2005	October 2, 2004	September 27, 2003
	(In thousands, except ratios)
EARNINGS:
Income from continuing operations before income taxes	$98,835	$(26,626)	$427,362	$332,899	$144,482
Add: Total fixed charges (see below)	146,919	65,584	63,415	63,458	42,392
Less: Interest capitalized	(5,736)	(4,298)	(2,821)	(1,714)	(1,535)

Total earnings	$240,018	$34,660	$487,956	$394,643	$185,339

FIXED CHARGES:
Interest (a)	$128,919	$53,311	$51,106	$52,440	$33,101
Portion of rental expense representative of the interest factor (b)	18,000	12,273	12,309	11,018	9,291

Total fixed charges	$146,919	$65,584	$63,415	$63,458	$42,392

Ratio of earnings to fixed charges	1.63	(c )	7.69	6.22	4.37

(a)	Interest includes amortization of capitalized financing fees.
(b)	One-third of rental expenses is assumed to be representative of the interest factor.
(c)	Earnings were insufficient to cover fixed charges by $30,924.